Exhibit 2.1

Execution Copy

SHARE PURCHASE AGREEMENT

DATED AS OF AUGUST 1, 2022

BY AND AMONG

ENERGEM CORP.,

THE PURCHASER REPRESENTATIVE,

GRAPHJET TECHNOLOGY SDN. BHD.,

THE SELLING SHAREHOLDERS

AND

THE SHAREHOLDER REPRESENTATIVE

TABLE OF CONTENTS

ARTICLE I SALE AND PURCHASE OF SHARES		2
1.1	Sale and Purchase of Company Shares	2

ARTICLE II CONSIDERATION		2
2.1	Transaction Consideration	2

ARTICLE III CLOSING		3
3.1	Closing	3

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		4
4.1	Organization and Standing	4
4.2	Authorization; Binding Agreement	4
4.3	Capitalization	5
4.4	Subsidiaries	5
4.5	Governmental Approvals	5
4.6	Non-Contravention	6
4.7	Financial Statements	6
4.8	Absence of Certain Changes	7
4.9	Compliance with Laws	8
4.10	Company Permits	8
4.11	Litigation	8
4.12	Material Contracts	8
4.13	Intellectual Property	10
4.14	Taxes and Returns	12
4.15	Real Property	13
4.16	Personal Property	14
4.17	Title to and Sufficiency of Assets	14
4.18	Employee Matters	14
4.19	Benefit Plans	15
4.20	Environmental Matters	16
4.21	Transactions with Related Persons	17
4.22	Insurance	18
4.23	Books and Records	18
4.24	Top Customers and Suppliers	18
4.25	Certain Business Practices	18
4.26	Compliance with Privacy Laws, Privacy Policies and Certain Contracts	19
4.27	Investment Company Act	20
4.28	Finders and Brokers	20
4.29	Independent Investigation	20
4.30	Information Supplied	20
4.31	Disclosure	20

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS		21
5.1	Authorization of Agreement; Enforceability	21
5.2	Conflicts; Consents of Third Parties	21
5.3	Ownership and Transfer of Company Shares	22
5.4	Litigation	22
5.5	Financial Advisors	22

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ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		22
6.1	Organization and Standing	22
6.2	Authorization; Binding Agreement	22
6.3	Governmental Approvals	23
6.4	Non-Contravention	23
6.5	Capitalization	23
6.6	SEC Filings and Purchaser Financials	24
6.7	Absence of Certain Changes	25
6.8	Compliance with Laws	25
6.9	Actions; Orders; Permits	26
6.10	Taxes and Returns	26
6.11	Employees and Employee Benefit Plans	26
6.12	Properties	26
6.13	Material Contracts	26
6.14	Transactions with Affiliates	27
6.15	Investment Company Act	27
6.16	Finders and Brokers	27
6.17	Ownership of Transaction Consideration	27
6.18	Certain Business Practices	27
6.19	Insurance	28
6.20	Purchaser Trust Account	28
6.21	Independent Investigation	29
6.22	Transfer Taxes	29

ARTICLE VII COVENANTS		29
7.1	Access and Information	29
7.2	Conduct of Business of the Company	30
7.3	Conduct of Business of Purchaser	33
7.4	Annual and Interim Financial Statements	35
7.5	Purchaser Public Filings	36
7.6	No Solicitation	36
7.7	No Trading	37
7.8	Notification of Certain Matters	37
7.9	Efforts	37
7.10	Further Assurances	39
7.11	The Registration Statement	39
7.12	Public Announcements	40
7.13	Confidential Information	41
7.14	Documents and Information	42
7.15	Post-Closing Board of Directors and Executive Officers	42
7.16	Indemnification of Directors and Officers; Tail Insurance	43
7.17	Trust Account Proceeds	43
7.18	PIPE Investment	44
7.19	New Incentive Equity Plan	44
7.20	Tax Matters	45

ARTICLE VIII NO SURVIVAL		46
8.1	No Survival	46

ARTICLE IX CONDITIONS TO CLOSING		47
9.1	Conditions to Each Party’s Obligations	47
9.2	Conditions to Obligations of Purchaser	48
9.4	Frustration of Closing Conditions	50

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ARTICLE X TERMINATION AND EXPENSES		50
10.1	Termination of Agreement	50
10.2	Effect of Termination	52
10.3	Fees and Expenses	52

ARTICLE XI WAIVERS AND RELEASES		53
11.1	Waiver of Claims Against Trust	53

ARTICLE XII MISCELLANEOUS		54
12.1	Notices	54
12.2	Binding Effect; Assignment	55
12.3	Third Parties	55
12.4	Arbitration	55
12.5	Governing Law; Jurisdiction	56
12.6	WAIVER OF JURY TRIAL	56
12.7	Specific Performance	56
12.8	Severability	56
12.9	Amendment	57
12.10	Waiver	57
12.11	Entire Agreement	57
12.13	Interpretation	58
12.14	Counterparts	58
12.15	Purchaser Representative	58
12.16	Shareholder Representative	59
12.17	Legal Representation	61

ARTICLE XIV DEFINITIONS		63
14.1	Certain Definitions	63

Exhibits

Exhibit A-1 – Selling Shareholders

Exhibit A-2 – Allocation Schedule

Exhibit B – Form of Registration Rights Agreement

Exhibit C – Form of Executive Employment Agreement

Exhibit D – Form of New Incentive Equity Plan

Exhibit E – Form of Indemnification Agreement

Exhibit F – Form of Joinder Agreement

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of August 1, 2022 (the “Agreement Date”), is entered into by and among Energem Corp., a Cayman Islands exempted company (“Purchaser”), Swee Guan Hoo in the capacity as the representative from and after the Closing (as defined below) for the shareholders of Purchaser (other than the Company Security Holders (as defined below) as of immediately prior to the Closing and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), Graphjet Technology Sdn. Bhd., a Malaysian private limited company (the “Company”), the holders of Company Shares identified on Exhibit A-1 hereto (each, a “Selling Shareholder” and collectively, the “Selling Shareholders”), and Lee Ping Wei, in the capacity as the representative for the Selling Shareholders (the “Shareholder Representative”).

W I T N E S E T H :

WHEREAS, the Company focuses on the manufacture and sale of state-of-the-art technology that converts palm kernel shells to critical raw materials such as graphene and graphite used to produce batteries in the electric vehicle space;

WHEREAS, Purchaser is a blank check special purpose acquisition company incorporated for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or other similar business combination with one or more operating businesses or entities through a business combination;

WHEREAS, the Selling Shareholders own all of the issued and outstanding securities of the Company (the “Company Shares”);

WHEREAS, the Selling Shareholders desire to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser desires to purchase, acquire and accept from the Selling Shareholders, all of the Company Shares, for the Transaction Consideration, upon the terms and conditions set forth herein;

WHEREAS, the board of directors of the Company and Purchaser have (i) determined that the transactions are fair, advisable and in the best interests of their respective companies and shareholders, (ii) approved this Agreement, the documents attached as Exhibits hereto (the “Ancillary Documents”), and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein and therein, and (iii) determined to recommend to their respective shareholders the approval and adoption of this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby;

WHEREAS, in connection with the Closing of the transactions contemplated by this Agreement, each Key Executive shall have entered into an Executive Employment Agreement with Purchaser, in substantially the form attached as Exhibit C hereto (each, an “Employment Agreement”), each of which agreements will become effective as of the Closing;

WHEREAS, prior to and effective as of the Closing of the transactions contemplated by this Agreement, the officers and directors of Purchaser and the Company who shall serve in such capacities from and after the Closing shall have been duly elected or appointed thereby, and shall each have entered into an Indemnification Agreement, the form of which is attached as Exhibit E hereto (the “Indemnification Agreement”), each of which agreements shall become effective as of the Closing;

WHEREAS, in connection with the execution and delivery of this Agreement, Purchaser shall use its reasonable commercial efforts to enter into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which such PIPE Investors, upon the terms and subject to the conditions set forth therein, may purchase Purchaser Class A Ordinary Shares at a purchase price of Ten U.S. Dollars ($10.00) per share (the “Private Placement Amount”), in a private placement or placements (the “Private Placements”) to be consummated immediately prior to the Closing (collectively, the “PIPE Investment”); and

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WHEREAS, certain terms used in this Agreement are defined in Section 14.1.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

1.1 Sale and Purchase of Company Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, each Selling Shareholder shall sell transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from each Selling Shareholder, that number of Company Shares set forth opposite the name of each Selling Shareholder on Exhibit A-1 hereto, free and clear of any and all Liens and Encumbrances, such that all of the issued and outstanding Company Shares at the Closing shall be sold to and purchased by Purchaser.

1.2 Rights Cease to Exist. At the Closing, upon payment of the Transaction Consideration to the Selling Shareholders, the Selling Shareholders shall cease to have any rights with respect to the Company Shares, except the rights set forth in this Agreement. That portion of the Transaction Consideration paid to each Selling Shareholder in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares held by each such Selling Shareholder.

ARTICLE II

CONSIDERATION

2.1 Transaction Consideration. Subject to the terms and conditions of this Agreement, the total consideration for the purchase of all issued and outstanding Company Shares shall be that number of Purchaser Class A Ordinary Shares equal to (the “Transaction Consideration”): (i) One Billion Three Hundred and Eighty Million U.S. Dollars ($1,380,000,000), minus (ii) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital amount (but not less than zero), minus (iii) the Closing Net Indebtedness amount (as stated on the Closing Statement), minus (iv) the amount of any Transaction Expenses, divided by Ten U.S. Dollars ($10.00) (in the aggregate, the “Consideration Shares”). Each Selling Shareholder shall have the right to receive at the Closing a number of Purchaser Class A Ordinary Shares equal to the aggregate Consideration Shares divided by the number of Company Shares outstanding immediately prior to the Closing, multiplied by the number of Company Shares held by such Selling Shareholder (the “Conversion Ratio”). All currency amounts in this Agreement are designated in U.S. Dollars.

2.2 Closing Statement. No later than three (3) Business Days prior to the Closing Date (the date of such calculation, the “Calculation Date”), the Company shall deliver to Purchaser a statement setting forth (A) the Company Closing Cash, (B) the Closing Net Indebtedness amount, and (C) the Net Working Capital amount, and the calculation thereof (by 8:00 PM New York time) certified by the Company’s Chief Executive Officer (the “Closing Statement”).

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2.3 Allocation Statement. No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement (the “Allocation Statement”) setting forth each Selling Shareholder’s share of the Transaction Consideration, calculated in accordance with Section 2.1 hereof (by 8:00 PM New York time) certified by the Company’s Chief Executive Officer, to be attached hereto as Exhibit A-2 at the Closing.

2.4 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Purchaser Class A Ordinary Share will be issued by virtue of the transactions contemplated by this Agreement, and each Person who would otherwise be entitled to a fraction of a Purchaser Class A Ordinary Share (after aggregating all fractional shares of Purchaser Class A Ordinary Shares that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Class A Ordinary Shares issued to such Person rounded up in the aggregate to the nearest whole share of Purchaser Class A Ordinary Share.

2.5 Tax Withholding. Notwithstanding anything to the contrary contained in this Agreement, Purchaser and the Company (or any other Person required to withhold with respect to any payment made under this Agreement) shall be entitled to deduct and withhold from any Transaction Consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any provision of applicable Laws. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III

CLOSING

3.1 Closing. Subject to the satisfaction of the conditions set forth in Section 9.1, 9.2 and 9.3 hereof (or waiver in writing by the party entitled to waive such conditions), the closing of the sale and purchase of the Company Shares provided for in Section 1.1 hereof (the “Closing”) shall take place via the electronic exchange of documents on a date and at a time to be agreed upon by Purchaser and the Company, no later than the second Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article IX hereof (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the Company and Purchaser. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”.

3.2 Surrender of Company Shares and Disbursement of Transaction Consideration.

(a) At the Closing, each Selling Shareholder shall deliver to Purchaser the share certificate(s) representing such Selling Shareholder’s Company Shares (each, a “Company Certificate” and collectively, the “Company Certificates”). Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Company, the Selling Shareholder may instead deliver to Company an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Purchaser and Company (a “Lost Certificate Affidavit”). Any Lost Certificate Affidavit properly delivered in accordance with this Section 3.2(a) shall be treated as a Company Certificate for all purposes of this Agreement.

(b) Subject to the provisions of this Section 3.2, at the Closing, Purchaser shall issue, or cause its transfer agent to issue, to each Selling Shareholder, such Selling Shareholder’s portion of the Transaction Consideration and shall instruct the Purchaser’s registered office service provider to update the register of members of the Purchaser. If any portion of the Transaction Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Closing, it shall be a condition to such delivery that (i) the transfer of such Company Shares shall have been permitted in accordance with the terms of the Company Governing Documents in effect immediately prior to the Closing, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (iii) the Person requesting such delivery shall pay to Purchaser or the Company, as applicable, any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of Company and Purchaser that such Tax has been paid or is not payable.

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3.3 Closing Transactions. All transactions to be concluded at the Closing pursuant to this Agreement shall be deemed concluded simultaneously at 12:01 a.m. New York time on the Closing Date. Unless waived, no transaction or delivery to be concluded at the Closing shall be deemed finally concluded unless and until all such transactions or deliveries are concluded.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser on the date hereof and the Closing Date (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company and the Selling Shareholders, hereby jointly and severally represent and warrant to Purchaser, as of the Agreement Date, and again as of the Closing Date, that:

4.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Malaysian Companies Act and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which the Company is qualified to conduct business and all names other than its legal name under which the Company does business. The Company has provided to Purchaser accurate and complete copies of its Governing Documents, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Governing Documents.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Governing Documents, the Malaysian Companies Act and any other applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound, and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

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4.3 Capitalization.

(a) The Company is authorized to issue 2,500,100 Company Ordinary Shares, all of which are issued as of the Agreement Date. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Securities are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens and Encumbrances, other than those imposed under the Company’s Governing Documents. All of the outstanding Company Securities have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Malaysian Companies Act and any other applicable Law, the Company’s Governing Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Ordinary Shares are as stated in the Company Governing Documents and as provided by the Malaysian Companies Act.

(b) There are no outstanding options, warrants, calls, rights, commitments, conversion privileges, preemptive rights, rights of first refusal or first offer, or other rights or Contracts outstanding to purchase or acquire any Company Securities, nor any commitments, arrangements, promises, restrictions or obligations for the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege, preemptive right, rights of first refusal or first offer, or other right or Contract or to redeem any Company Securities to which the Company or any of its shareholders is a party or bound relating to any Company Securities, whether or not outstanding. There are no outstanding or authorized share appreciation, equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Governing Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 4.3(b), as a result of the consummation of the transactions contemplated by this Agreement, no equity or other ownership interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials or on Schedule 4.3(c), since the date of the Company’s formation, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4 Subsidiaries. The Company has no Subsidiaries.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of the Company or is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, or (d) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Material Adverse Effect.

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4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with any and all of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Governing Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in the cases of clauses (b) and (c), as has not been and would not reasonably be expected to have a Material Adverse Effect on the Company or its ability to consummate the transactions contemplated by this Agreement or the Ancillary Documents or to perform the Company’s obligations hereunder or thereunder.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) unaudited consolidated financial statements of the Company (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Company as of December 31, 2021 and December 31, 2020, and the related consolidated unaudited income statements, changes in shareholder equity and statements of cash flows for the fiscal years then ended (the “Annual Company Financials”), and (ii) the Company prepared financial statements, consisting of the consolidated balance sheet of the Company as of June 30, 2022 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) months then ended. True and correct copies of the Company Financials have been provided to Purchaser. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with Applicable Accounting Standards, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for Applicable Accounting Standards, and exclude year-end adjustments which will not be material in amount), (iii) comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated. The Company has not ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

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(b) The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past five (5) years, the Company or its Representatives has not received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(c) The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 4.7(d), the Company is not subject to any material Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with Applicable Accounting Standards), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Company that were delivered by or on behalf of the Company to Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves) within ninety (90) days.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8, since January 1, 2022, the Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of Purchaser.

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4.9 Compliance with Laws. Since the date of the Company’s formation, the Company is not or has been in material conflict or material non-compliance with, or in material default or violation of, nor has the Company received, since the date of the Company’s formation, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected.

4.10 Company Permits. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted; to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to Purchaser true, correct and complete copies of all Company Permits. Except as set forth on Schedule 4.10, all of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened in writing, and no such Action has been brought in the past five (5) years; or (b) Order now, or to the Company’s knowledge, pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its (i) current, or to the Knowledge of the Company former, directors or officers, or (ii) equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be directly related to the Company’s business, securities or assets), or its business, securities or assets. The items listed on Schedule 4.11, if finally determined adversely to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Company. In the past five (5) years, none of the current or former, officers, senior management or directors of the Company has been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser, true, correct and complete copies of, each Contract to which the Company is a party or by which the Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), other than a Company Benefit Plan, a “Company Material Contract”) that:

(i) contains covenants that materially limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

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(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $20,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $20,000 per year or $100,000 in the aggregate;

(viii) is with any Top Customer or Top Supplier;

(ix) obligates the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $20,000;

(x) is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Company to make any capital commitment or expenditure in excess of $20,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within two (2) years prior to the Agreement Date or under which the Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another any manager, director or officer of the Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from the Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on the Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to the Company entered into in the ordinary course of business or (E) feedback and ordinary course trade name or logo rights that are not material to the Company;

(xv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvi) is otherwise material to the Company and not described in clauses (i) through (xv) above.

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(b) Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Company’s Knowledge, notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract. The Company has no oral Material Contracts which have not been summarized in Schedule 4.12(b).

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. The Company owns, free and clear of all Liens and Encumbrances (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(ii), all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and the Company has recorded assignments of all Company Registered IP.

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(b) The Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Company as presently conducted. The Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. The Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

(c) Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which the Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to the Company, if any. The Company has performed all obligations imposed on it in the Outbound IP Licenses, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Company. The Company is not currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Company. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Company (“Company IP”) in any material respect.

(e) All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to Intellectual Property of the Company) of the Company (and each of their respective Affiliates) have assigned to the Company all Intellectual Property arising from the services performed for the Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of the Company have claimed any ownership interest in any Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. The Company has made available to Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted or contemplated to be conducted. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

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(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information or information that can be used to identify a natural person (“personal information”)) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company. The Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, if any, each with respect to the Company’ collection, processing and use of personal information. To the Knowledge of the Company, the operation of the business of the Company has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company’ rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

4.14 Taxes and Returns.

(a) The Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. The Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened in writing against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company is not being audited by any Governmental Authority or has been notified in writing or, to the Knowledge of the Company, orally by any Governmental Authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

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(d) There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e) The Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) The Company does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Governmental Authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) The Company does not have any Liability for the Taxes of another Person that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(i) The Company has not requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Company for the operation of the business of the Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has not received notice of any such condition. The Company does not own nor has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases). The Company has no oral Company Real Property Leases other than those summarized in Schedule 4.15.

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4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than Twenty Thousand Dollars ($20,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to Purchaser a true and complete copy of each of the Company Personal Property Leases, .. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition. The Company has no oral Company Personal Property Leases other than those summarized in Schedule 4.16.

4.17 Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens and Encumbrances other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Company as of the Interim Balance Sheet Date and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted or that are used or held by the Company for use in the operation of the businesses of the Company, and taken together, are adequate and sufficient for the operation of the businesses of the Company as currently conducted.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), the Company is not a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims other than any workers’ compensation or unemployment claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or employee of the Company has provided the Company written or oral notice of his or her plan to terminate his or her employment with the Company.

(b) Except as set forth in Schedule 4.18(b), the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, tax withholding, occupational health and safety, wages (including overtime wages), worker classification, and other Laws relating to discrimination, disability, labor relations, hours of work, pay equity, immigration, workers compensation, working conditions, employee scheduling, family and medical leave, and employee terminations, and has not received written notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.18(b), there are no Actions pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary or hourly rate; and (ii) wages, bonus, commission or other compensation paid during the fiscal year ending December 31, 2021. Except as set forth on Schedule 4.18(c), (A) no employee is a party to an employment Contract or agreement with the Company that is not terminable “at will,” and (B) the Company has paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due to its employees, including overtime compensation, and the Company does not have any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any agreements or commitments or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), the Company employee has entered into the Company’s standard form of employee non-disclosure, inventions assignment and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), copies of all of which agreements have been made available to Purchaser by the Company.

(d) Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to Purchaser by the Company. No material Company liability exists under applicable Law related to the classification of any individual as an independent contractor who is currently, or within the last six (6) years have been, engaged by the Company. Except as set forth in Schedule 4.18(d), each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each Benefit Plan of the Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with Applicable Accounting Standards on the Company Financials.

(b) Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects. No fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and summary of material modifications thereto; (iii) the most recent annual and periodic accounting of plan assets; (iv) the three (3) most recent nondiscrimination testing reports, if applicable under the Malaysian Companies Act; (vi) the most recent determination letter received from the Malaysian authorities, if any; (vii) the most recent actuarial valuation, if any; and (viii) all material communications with any Governmental Authority within the last three (3) years.

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(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Malaysian Companies Act; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending or, to the Knowledge of the Company, threatened in writing (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in the Malaysian Companies Act, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under the respective Company Benefit Plan and the Malaysian Companies Act or have been fully accrued in all material respects on the Company Financials.

(e) No arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(f) With respect to each Company Benefit Plan: (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company has complied in all material respects with the provisions of the Company Benefit Plan and the Malaysian Companies Act, as applicable.

(g) Except as set forth on Schedule 4.19(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation (except as set forth on Schedule 4.19(a)); (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment”. The Company has not incurred any Liability for any Tax imposed under any Malaysian Governmental Authority or any civil liability.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

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(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens or Encumbrances under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls, or (iv) any other hazardous materials.

(g) The Company has provided to Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, no officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, the Company has not outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any material receivable or other obligation from a Related Person, and the liabilities of the Company do not include any material payable or other obligation or commitment to any Related Person. No Related Person of Affiliate that is not the Company owns any asset or intellectual property used by the Company in operating its business.

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4.22 Insurance.

(a) Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company does not have any self-insurance or co-insurance programs. In the past five (5) years, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $20,000 made by the Company in the past five (5) years. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the three (3) years preceding the date hereof, the Company has not made any claim against an insurance policy as to which the insurer is denying coverage.

4.23 Books and Records. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

4.24 Top Customers and Suppliers. Schedule 4.24 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2021 and (b) the period from January 1, 2022 through the Interim Balance Sheet Date, the ten (10) largest customers of the Company (the “Top Customers”) and the ten largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated or modified the orders or requirements by more than ten (10) percent for periods from or after the Agreement Date relative to the amounts prior to December 31, 2021 of such Top Customer or Top Suppliers, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with the Company or stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, and (iv) the Company has not within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer.

4.25 Certain Business Practices.

(a) The Company, nor any of its respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. The Company, nor to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

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(b) The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) Neither the Company nor any of its respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or on the sanctions lists adopted by the United Nations and/or European Union and/or United Kingdom (“UK”) (to such extent such sanctions are extended by the UK Government to the Cayman Islands by virtue of Order in Council passed by the UK Government), as such lists may be extended from time to time (“Sanctions List”) and the Company has not in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or on the Sanctions List or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the Sanctions List.

4.26 Compliance with Privacy Laws, Privacy Policies and Certain Contracts. Except as set forth on Schedule 4.26:

(a) The Company, and, to the Knowledge of the Company, its officers, directors, managers, employees, agents, subcontractors and vendors to whom Company has given access to Personal Data, are and have been at all times, in compliance in all material respects with all applicable Privacy Laws;

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company has not experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company);

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company (ii) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company); and

(d) To the Knowledge of the Company, all activities conducted by the Company with respect to any Personal Data are permitted under the Contracts relating to Personal Data.

(e) To the Knowledge of the Company, each Contract between the Company and a customer of the Company contains all the terms and conditions that the Company is required to include therein under the Company’s Contracts with its vendors and suppliers.

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4.27 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

4.28 Finders and Brokers. Except as set forth in Schedule 4.28, the Company has not incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.29 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser set forth in Agreement (including the related portions of Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither Purchaser nor any of its Representatives have made any representation or warranty as to Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.30 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates, or any information provided by the Company and modified in any material respect by Purchaser or any of its Affiliates without the Company’s prior written approval.

4.31 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Company, the Company Security Holders, the Company Shares, the business of the Company, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Purchaser, Purchaser Representative or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to Purchaser, Purchaser Representative or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Company.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

Each Selling Shareholder, severally, hereby represents to Purchaser, as of the Agreement Date and again as of the Closing, that:

5.1 Authorization of Agreement; Enforceability. Such Selling Shareholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by any Ancillary Document, or to be executed and delivered by such Selling Shareholder in connection with the consummation of the transactions contemplated by this Agreement (this Agreement, any Ancillary Document, and all other documents executed and delivered by each Selling Shareholder in connection with the transactions contemplated by this Agreement collectively referred to herein as the “Selling Shareholder Documents”), and to consummate the transactions and perform its obligations contemplated hereby and thereby. This Agreement has been, and each other Selling Shareholder Documents will be at or prior to the Closing, duly and validly executed, stamped as necessary, and delivered by such Selling Shareholder, and (assuming the due authorization, execution and delivery by Purchaser), this Agreement constitutes, and each other Selling Shareholder Document, when so executed and delivered, will constitute, the legal, valid and binding obligation of such Selling Shareholder, enforceable against such Selling Shareholder in accordance with their terms.

5.2 Conflicts; Consents of Third Parties.

(a) None of the execution, delivery and performance by such Selling Shareholder of the Selling Shareholder Documents, the consummation of the transactions contemplated thereby, or compliance by such Selling Shareholder with any of the provisions thereof will: (i) cause such Selling Shareholder or the other Parties to this Agreement to breach any Law or Order of any Governmental Authority that is applicable to such Selling Shareholder; or (ii) conflict with or result in a breach or termination of any of the terms, conditions or provisions of, or constitute a default under, accelerate any obligations arising under, trigger any payment under, or result in the creation of any Lien pursuant to, or otherwise adversely affect, in any material respect, of any of the terms, conditions or provisions of any material agreement or instrument to which such Selling Shareholder is a party or by which such Selling Shareholder (or its assets) may be bound, or constitute a default thereunder.

(b) No consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Person (including any spousal consent or consent of the beneficiary of any trust) or Governmental Authority is required on the part of such Selling Shareholder or the other Parties to this Agreement in connection with the execution and delivery of the Selling Shareholder Documents, or the compliance by such Selling Shareholder with any of the provisions thereof, or the consummation of the transactions contemplated thereby.

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5.3 Ownership and Transfer of Company Shares. Such Selling Shareholder is the record and beneficial owner of the Company Shares set forth next to such Selling Shareholder’s name on Exhibit A-1 hereto, free and clear of any and all Liens and Encumbrances. Such Selling Shareholder has the power and authority to sell, transfer, assign and deliver the Company Shares as provided in this Agreement, and such delivery will vest in Purchaser good and valid title to the Company Shares, free and clear of any and all Liens and Encumbrances.

5.4 Litigation. There are no Legal Proceedings pending, or to the knowledge of such Selling Shareholder threatened, that are reasonably likely to prohibit or restrain the ability of such Selling Shareholder to enter into this Agreement or timely to consummate the transactions contemplated hereby.

5.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder, agent, representative or similar intermediary for such Selling Shareholder in connection with this Agreement and the transactions contemplated by this Agreement and no other Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, Purchaser represents and warrants to the Company as of the Agreement Date and as of the Closing, as follows:

6.1 Organization and Standing. Purchaser is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Purchaser has heretofore made available to the Company accurate and complete copies of its Governing Documents, as currently in effect. Purchaser is not in violation of any provision of its Governing Documents in any material respect.

6.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser, and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and transactions contemplated hereby are advisable, fair to, and in the best interests of, Purchaser and its shareholders, (ii) approved this Agreement and the transactions contemplated by this Agreement in accordance with the Cayman Companies Act, (iii) directed that this Agreement be submitted to Purchaser’s shareholders for approval and (iv) resolved to recommend that Purchaser’s shareholders adopt this Agreement.

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6.3 Governmental Approvals. Except as otherwise described in Schedule 6.3, no Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Purchaser

6.4 Non-Contravention. Except as otherwise described in Schedule 6.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) subject to obtaining the approval of the Purchaser’s shareholders, conflict with or violate any provision of Purchaser’s Governing Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

6.5 Capitalization.

(a) Purchaser is authorized to issue up to 479,000,000 Purchaser Class A Ordinary Shares par value $0.0001 per share, 20,000,000 Purchaser Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 Purchaser Preference Shares, par value $0.0001 per share. The issued and outstanding Purchaser Securities as of the Agreement Date are set forth on Schedule 6.5(a). There are no issued or outstanding Purchaser Preference Shares. All issued and outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Purchaser’s Governing Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

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(b) Except as set forth in Schedule 6.5(a) or Schedule 6.5(c) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Securities or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 6.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(c) All Indebtedness of Purchaser as of the Agreement Date is disclosed on Schedule 6.5(d). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(d) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

6.6 SEC Filings and Purchaser Financials.

(a) Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the Agreement Date. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the Agreement Date is subject to ongoing SEC review or investigation as of the Agreement Date. The Public Certifications are each true as of their respective dates of filing. As used in this Section 6.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the Agreement Date, (A) Purchaser Public Units, Purchaser Ordinary Shares and Purchaser Public Warrants are listed on Nasdaq, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

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(b) The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) methodologies of Applicable Accounting Standards applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with Applicable Accounting Standards that are not adequately reflected or reserved on or provided for in Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with Applicable Accounting Standards that have been incurred since Purchaser’s formation in the ordinary course of business. All debts and Liabilities, whether fixed or contingent, which should be included under Applicable Accounting Standards on a balance sheet are included in all material respects in Purchaser Financials as of the date of such Purchaser Financial.

6.7 Absence of Certain Changes. As of the Agreement Date, except as set forth in Schedule 6.7, Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since November 18, 2021, not been subject to a Material Adverse Effect on Purchaser.

6.8 Compliance with Laws. Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser. Purchaser is not under investigation with respect to any violation or alleged violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and Purchaser has not previously received any subpoenas from any Governmental Authority.

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6.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened material Action to which Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

6.10 Taxes and Returns.

(a) Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Purchaser Financials have been established in accordance with Applicable Accounting Standards. Purchaser has complied with all applicable Laws relating to Taxes. Schedule 6.10(a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against Purchaser in respect of any Tax, and Purchaser has not been notified in writing of any proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in Purchaser Financials have been established in accordance with Applicable Accounting Standards or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

6.11 Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

6.12 Properties. Purchaser does not own, license or otherwise have any right, title or interest in or to any material Intellectual Property. Purchaser does not own or lease any material real property or material Personal Property.

6.13 Material Contracts.

(a) Except as set forth on Schedule 6.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $500,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

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(b) With respect to each Purchaser Material Contract: (i) Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

6.14 Transactions with Affiliates. Schedule 6.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the Agreement Date under which there are any existing or future Liabilities or obligations between Purchaser and any (a) present or former director, officer or employee or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding capital share as of the date hereof.

6.15 Investment Company Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

6.16 Finders and Brokers. Except as set forth on Schedule 6.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

6.17 Ownership of Transaction Consideration. All Purchaser Ordinary Shares to be issued and delivered to the Selling Shareholders as Transaction Consideration in accordance with Article II shall be, upon issuance and delivery of such Purchaser Ordinary Shares, fully paid and non-assessable, free and clear of all Liens and Encumbrances, other than restrictions arising from applicable securities Laws, the Lock-Up provisions set forth in Article XIII hereof, and any Liens and Encumbrances incurred by any Selling Shareholder, and the issuance and sale of such Purchaser Ordinary Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

6.18 Certain Business Practices.

(a) Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

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(b) The operations of Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC and Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

6.19 Insurance. Schedule 6.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on Purchaser.

6.20 Purchaser Trust Account. As of June 30, 2022, the Trust Account has a balance of no less than $116,895,674. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of Purchaser, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the Agreement Date, there are no claims or proceedings pending with respect to the Trust Account. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Shareholders who shall have elected to redeem their Purchaser Ordinary Shares pursuant to Purchaser’s Governing Documents (or in connection with an extension of Purchaser’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes, to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement. Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account, the Trust Agreement shall terminate in accordance with its terms.

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6.21 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

6.22 Transfer Taxes. Other than any Taxes payable by Selling Shareholders or related to the transfer of Company Shares by Selling Shareholders prior to the Closing, Purchaser shall be responsible for and shall pay any and all transfer, documentary, sales, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). The party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE VII

COVENANTS

7.1 Access and Information.

(a) During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 7.13, the Company shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as Purchaser or its Representatives may reasonably request regarding the Company and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company; and provided further, the Company shall not be required to provide, or cause to be provided to, Purchaser or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine; provided that in each case the Company shall cooperate with Purchaser to effect disclosure of such information in a manner which does not result in such a breach, violation or jeopardization.

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(b) During the Interim Period, subject to Section 7.13, Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries.

7.2 Conduct of Business of the Company.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 7.2, the Company shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 7.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents as set forth on Schedule 7.2, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:

(i) amend, waive or otherwise change, in any respect, its Governing Documents, except as required by applicable Law and to effect the transactions contemplated by this Agreement and the Ancillary Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Ordinary Shares from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of service;

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(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $20,000 individually or $100,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement or reimbursement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $20,000 individually or $100,000 in the aggregate or as required to consummate the transactions contemplated by this Agreement or the Ancillary Documents;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, to any employee, or materially increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans, pursuant to the terms of this Agreement or the Ancillary Documents, in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with Applicable Accounting Standards;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company IP Licenses or other Company IP (excluding non-exclusive licenses of Company IP to Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice, other than any termination at the end of the term of such Company Material Contract pursuant to the terms thereof, or as required to consummate the transactions contemplated by this Agreement or the Ancillary Documents;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

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(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with Applicable Accounting Standards and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $20,000 (individually or $100,000 in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $20,000 individually for any project or set of related projects) or $100,000 in the aggregate), other than pursuant to the terms of a Company Material Contract in effect on the Agreement Date;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $20,000 individually or $100,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

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(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv) authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by the Company or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 7.2. The Company shall notify Purchaser in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the business of the Company, in consultation with Purchaser whenever practicable.

7.3 Conduct of Business of Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 7.3, Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 7.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Governing Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any PIPE Investment consented to by the Company in accordance with Section 7.18) or as set forth on Schedule 7.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Governing Documents except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Purchaser Securities issuable upon conversion or exchange of outstanding Purchaser Securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;

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(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 7.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including any PIPE Investment and the reasonable costs and expenses necessary for any Extensions (such expenses, “Extension Expenses”)), up to aggregate additional Indebtedness during the Interim Period of $2,300,000;

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with Applicable Accounting Standards;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract or enter into any Contract that would be a Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with Applicable Accounting Standards and after consulting Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser or its Subsidiary) not in excess of $100,000 individually or $500,000 in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in Purchaser Financials;

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(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the transactions contemplated by this Agreement);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the Agreement Date or entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by Purchaser or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 7.3. Purchaser shall notify the Company in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on Purchaser and its Subsidiaries.

7.4 Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with Applicable Accounting Standards, subject to year-end audit adjustments and excluding footnotes (collectively, the “Interim Financial Statements”). From the date hereof through the Closing Date, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Company that the Company’ certified public accountants may issue. The Company shall use commercially reasonable efforts to deliver audited consolidated financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheet of the Company as of December 31, 2021 and December 31, 2020, and the related audited income statements, changes in shareholder equity and statements of cash flows for the fiscal years then ended, each audited by an auditor qualified in accordance with Applicable Accounting Standards (the “Audited Company Financials”) to Purchaser by August 31, 2022.

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7.5 Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of Purchaser Public Units, Purchaser Ordinary Shares and Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only Purchaser Ordinary Shares and Purchaser Public Warrants. Purchaser shall cause the ticker under which Purchaser Ordinary Shares and Purchaser Public Warrants are listed for trading on Nasdaq to be changed to “GTI” and “GTIW”, respectively, and have Purchaser Ordinary Shares and Purchaser Public Warrants listed for trading with such trading ticker.

7.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

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7.7 No Trading. The Company and each Selling Shareholder acknowledge and agree that they are aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company and each Selling Shareholder hereby agree that, while it is in possession of such material nonpublic information, they shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached

7.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

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(b) In furtherance and not in limitation of Section 7.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority

(c) As soon as reasonably practicable following the Agreement Date, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

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(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

7.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

7.11 The Registration Statement.

(a) As promptly as practicable after the Agreement Date, Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Purchaser Ordinary Shares to be issued under this Agreement as the Transaction Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser Shareholders for the matters to be acted upon at the Extraordinary General Meeting and providing the Public Shareholders an opportunity in accordance with Purchaser’s Governing Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of resolutions approving (i) as an ordinary resolution, the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including to the extent required, the issuance of any shares in connection with the PIPE Investment), by the holders of Purchaser Ordinary Shares in accordance with Purchaser’s Governing Documents and IPO Prospectus, the Securities Act, the Cayman Companies Act, the Malaysian Companies Act, , and the rules and regulations of the SEC and Nasdaq, (ii) as a special resolution, the adoption and approval of an Amended and Restated Memorandum and Articles of Association of Purchaser, including the change of name of Purchaser, (iii) as an ordinary resolution, adoption and approval of a new equity incentive plan in substantially the form attached as Exhibit D hereto (the “New Equity Incentive Plan”), which will provide for awards for up to a number of Purchaser Ordinary Shares mutually acceptable to Purchaser and the Company, (iv) as an ordinary resolution, the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 7.15 hereof, and (v) as an ordinary resolution (or, if required by applicable Law or the Purchaser’s Governing Documents, as a special resolution), such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the transactions contemplated by this Agreement and in connection with the Business Combination and each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Shareholder Approval Matters”), and (vi) as an ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing. If on the date for which the Extraordinary General Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments (as permitted by the Purchaser’s Governing Documents) of the Extraordinary General Meeting. In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Purchaser’s Governing Documents, the Securities Act, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall consider any such comments timely made in good faith. In connection with Purchaser’s preparation of the Registration Statement, Proxy Statement and any other filings required to be made by Purchaser with the SEC under the Securities Act, or any responses to any comments from the SEC related thereto, the Company and Selling Shareholders shall provide, and shall use its commercially reasonable efforts to cause its Representatives including legal and accounting representatives to provide, all cooperation reasonably requested by Purchaser that is customary in connection with the preparation of any such filings or responses, including but not limited to, obtaining the consents of any auditor to the inclusion of the financial statements of the Company or any of its Subsidiaries in the Registration Statement, Proxy Statement and other filings with the SEC. The Company shall provide Purchaser with such information concerning the Company and its shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, Proxy Statement or in any amendments or supplements thereto, or any other filings with the SEC. The Company shall ensure that all information provided by the Company, the Selling Shareholders and their respective representatives to Purchaser for inclusion or incorporation by reference in the Registration Statement, Proxy Statement, or any other filings with the SEC, shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Any filing fees related to the filing of the Registration Statement with the SEC as contemplated by this Section 7.11(a) shall be borne by Purchaser.

(b) Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Extraordinary General Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and, after the Closing, Purchaser Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. If at any time prior to the Closing, any information relating to the Company or Purchaser, or any of their respective directors, officers or Affiliates, is discovered by the Company or Purchaser that is required to be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Governing Documents; provided, however, that Purchaser shall not amend or supplement the Registration Statement without prior consultation with the Company as is reasonable under the circumstances.

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(c) Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, including, to the extent permitted by the SEC, participation by the Company or its counsel in any discussions or meetings with the SEC, and Purchaser shall consider any such comments timely made in good faith under the circumstances.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to Purchaser’s shareholders and the Selling Shareholders, and, pursuant thereto, shall call the Extraordinary General Meeting in accordance with the Securities Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e) Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Governing Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Extraordinary General Meeting and the Redemption. Purchaser shall apply for, and shall take commercially reasonable actions to cause, Purchaser Ordinary Shares to be issued in connection with the transactions to be approved for listing on Nasdaq as of the Closing.

7.12 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

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(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement); provided that Purchaser provides the Company with a reasonable amount of time to complete such review, comment and approval prior to the third (3rd) Business Day after the date thereof. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Shareholder Representative and Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

7.13 Confidential Information.

(a) The Company, the Selling Shareholders and the Shareholder Representative hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, any Selling Shareholder or the Shareholder Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 7.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 7.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, each Selling Shareholder and the Shareholder Representative shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Shareholder Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

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(b) Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 7.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by all applicable Laws.

7.14 Documents and Information. After the Closing Date, Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by Purchaser Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Purchaser or its Subsidiaries (including the Company) without first advising Purchaser Representative in writing and giving Purchaser Representative a reasonable opportunity to obtain possession thereof.

7.15 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing certain directors of Purchaser and the Company to resign, so that effective as of the Closing, the Board of Directors of Purchaser and the Company will each consist of the same seven (7) individuals (the “Post-Closing Boards”). Effective as of immediately prior to the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Boards: three (3) persons designated by Purchaser prior to the Closing (the “Purchaser Designees”), and four (4) persons designated by the Company prior to the Closing (the “Company Designees”). At least three (3) persons of the Post-Closing Boards shall qualify as independent directors under Nasdaq rules (the “Independent Directors”, and together with the “Purchaser Designees” and “Company Designees”, the “Post-Closing Directors”). At or prior to the Closing, each Post-Closing Director shall sign an Indemnification Agreement, in form and substance reasonably acceptable to Purchaser, the Company and each Post-Closing Director in substantially the form attached hereto as Exhibit E.

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(b) The Parties shall take all action necessary, including causing executive officers to resign as necessary, so that the individuals serving as the executive officers of Purchaser immediately after the Closing will be the same individuals (in the same offices) as those of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to such roles, in which case, such other person identified by the Company shall serve in such role for Purchaser post-closing).

7.16 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Purchaser (the “D&O Indemnified Persons”) as provided in their respective Governing Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Purchaser, in each case as in effect on the Agreement Date, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, Purchaser shall cause the Governing Documents of Purchaser and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the Agreement Date in the Governing Documents of Purchaser to the extent permitted by applicable Law. The provisions of this Section 7.16 shall survive the consummation of the transactions contemplated by this Agreement and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of Purchaser’s and the Company’s directors and officers, Purchaser shall be permitted prior to the Closing to obtain, and the Company shall fully pay the premium for, a “tail” insurance policy that provides coverage for up to a six-year period from and after the Closing for events occurring prior to the Closing (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Company shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

7.17 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Purchaser from any PIPE Investment shall first be used to pay (i) Purchaser’s accrued Expenses, (ii) Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO, (iii) any loans owed by Purchaser to the Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser or Extension Expenses and (iv) any other Liabilities of Purchaser as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of Purchaser and the Company.

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7.18 PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser to purchase shares to be issued by Purchaser in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to the Company and Purchaser, acting reasonably (a “PIPE Investment”), and Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). Purchaser shall use its reasonable best efforts to satisfy the conditions of the PIPE Investors’ closing obligations contained in the Subscription Agreements and consummate the transactions contemplated thereby. Purchaser shall not terminate, or amend or waive in any manner materially adverse to Purchaser, any Subscription Agreement without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned), other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements. Each of Purchaser and, as applicable, the Company, shall, and shall cause its Affiliates to, use commercially reasonable efforts to avoid being in breach or default under the Subscription Agreements. Additionally, during the Interim Period, Purchaser may, but shall not be required to, enter into and consummate additional Subscription Agreements with additional PIPE Investors, including in the event that there is an actual or threatened material breach or default by a PIPE Investor under a Subscription Agreement, or Purchaser reasonably believes in good faith that such PIPE Investor otherwise is not willing or able to consummate the transactions contemplated thereby upon the satisfaction of the conditions of such PIPE Investor’s closing obligations thereunder, which additional Subscription Agreements shall become part of the PIPE Investment hereunder; provided, that the terms of such additional Subscription Agreements shall not, without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned), be materially worse to Purchaser or the Company than those set forth in existing Subscription Agreements. If Purchaser elects to seek such additional Subscription Agreements (with, solely with respect to any additional Subscription Agreements containing terms that are substantially different from the terms of Subscription Agreements then in effect, the Company’s prior written consent, not to be unreasonably withheld, delayed or conditioned), Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such additional Subscription Agreements and use their respective reasonable efforts to cause such additional Subscription Agreements to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). Purchaser will deliver to the Company true, correct and complete copies of each Subscription Agreement entered into by Purchaser and any other Contracts between Purchaser and PIPE Investors that could affect the obligation of such PIPE Investors to contribute to Purchaser their applicable portion of the aggregate gross proceeds of the PIPE Investment as set forth in the Subscription Agreement of such PIPE Investor. The Company shall not enter into any Contract with a PIPE Investor during the Interim Period without the prior written consent of Purchaser, not to be unreasonably withheld, delayed or conditioned.

7.19 New Incentive Equity Plan. Prior to the Closing Date, Purchaser shall approve and adopt the New Incentive Equity Plan in the form attached hereto as Exhibit D (with such changes as may be agreed by Purchaser and the Company). Within thirty (30) days after the Closing, Purchaser shall file a registration statement on Form S-8 (or other applicable form) with respect to the Purchaser Class A Ordinary Shares issuable under the New Incentive Equity Plan, and Purchaser shall use reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as awards granted pursuant to the New Incentive Equity Plan remain outstanding.

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7.20 Tax Matters.

(a) The Selling Shareholders shall prepare or cause to be prepared at their own expense and the Company shall file or cause to be filed all Tax Returns of the Company for all taxable periods ending on or prior to the Closing Date (“Pre-Closing Periods”) that are filed after the Closing Date, other than any Tax Return due for the short tax period ending on the Closing Date (the “Final Pre-Closing Period”). The Shareholder Representative shall provide Purchaser with a copy of the Tax Returns prepared under this Section 7.20(a) at least twenty (20) days prior to the filing of such Tax Returns, and the Selling Shareholders will incorporate any reasonable comments made by Purchaser within such 20-day period; provided, that nothing herein shall require the Company to file any Tax Return that, in the opinion of Purchaser’s tax advisors, is not complete and accurate; provided, further, that the Selling Shareholders shall not take any position or apply any methodology in preparing any such Tax Return that is not consistent with the Tax practices and methodologies consistently applied in the ordinary course of business by the Company and its Subsidiaries in the preparation of its Tax Returns relating to prior taxable periods (such as, for example and without limitation, practices with respect to the calculation of depreciation expense deductions), provided that such practices and methodologies comply with applicable Law. Except as required by Law, without the prior written consent of the Shareholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company, any of its Subsidiaries, Purchaser nor any Affiliate of the Company, the Subsidiaries or Purchaser shall file any amended Tax Return with respect to any such period. To the extent permitted by applicable Law, neither the Company nor its Subsidiaries shall carry back any Tax attribute to any such period. Purchaser shall have the right to handle, defend, conduct and control any Tax Claim relating to any Tax refund arising by operation of the preceding sentence; provided, that Purchaser shall consult periodically with the Shareholder Representative as to strategic and tactical issues for pursuing any Tax Claim and shall consider in good faith any suggestions made by the Shareholder Representative about the conduct of such Tax Claim. Purchaser shall not have the right to compromise or settle any such Tax Claim relating to a refund without the prior consent of the Shareholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) when due (taking into account all extensions properly obtained) all Tax Returns required to be filed by or with respect to the Company and its Subsidiaries relating to: (i) the Final Pre-Closing Period; and (ii) taxable periods that begin before and end after the Closing Date (“Straddle Periods”). Purchaser shall deliver to the Shareholder Representative copies of each such Tax Return relating to the Final Pre-Closing Period and Straddle Periods, along with a statement (a “Tax Statement”) showing the pre-Closing portion of any Liability in respect of any Taxes required to be paid with such Tax Return (computed in accordance with Section 7.20(d)), at least twenty (20) days prior to the due date for filing such Tax Return, and shall permit the Shareholder Representative to review and comment on such Tax Return and Tax Statement prior to filing. Purchaser shall not file any such Tax Return relating to the Final Pre-Closing Period and Straddle Periods without the prior written consent of the Shareholder Representative (which shall not be unreasonably withheld, conditioned or delayed); provided that the failure of the Shareholder Representative to deliver written consent to Purchaser prior to the due date for filing such Tax Return shall be deemed to constitute consent. If the parties have not resolved any dispute relating to any such Tax Return prior to the due date for filing such Tax Return, then Purchaser shall file such Tax Return as prepared, but such filing shall not prejudice the rights of any party to pursue such dispute.

(c) Not later than two (2) days prior to the due date for the payment of Taxes on any Tax Returns relating to Pre-Closing Periods or Straddle Periods, the Shareholder Representative for and on behalf of the Selling Shareholders shall pay to Purchaser the amount of cash Taxes payable shown on the Tax Return (in the case of a Pre-Closing Period other than the Final Pre-Closing Period) or the Tax Statement (in the case of the Final Pre-Closing Period and a Straddle Period).

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(d) The Company and each Subsidiary will, unless prohibited by applicable Law, close the taxable year of the Company and each Subsidiary as of the close of business on the Closing Date. If applicable Law does not permit the Company or any Subsidiary to close its taxable year on the Closing Date, the Taxes, if any, attributable to such Straddle Period shall be allocated: (i) to the Selling Shareholders for the period up to and including the close of business on the Closing Date; and (ii) to Purchaser for the period subsequent to the Closing Date, pursuant to the following methodology: (x) Taxes, other than those referred to in clause (y) below, shall be allocated by means of a closing of the books and records of the Company and its Subsidiaries as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and (y) property Taxes and ad valorem Taxes shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. For the avoidance of doubt, all management bonuses, severance payments, interest payments and deductible financing costs and expenses accrued or paid by the Company or its Subsidiaries on or prior to the Closing Date, including, without limitation, the Transaction Expenses, shall be treated as incurred in a Pre-Closing Period or the pre-Closing portion of the Straddle Period, as appropriate.

(e) Notwithstanding any other provisions hereof, if an audit or other proceeding is commenced, an adjustment is proposed or any other claim is made by any taxing authority with respect to a Tax liability of the Company or any Subsidiary relating to a Pre-Closing Period, the Final Pre-Closing Period or the pre-Closing portion of any Straddle Period (a “Tax Claim”), Purchaser shall promptly notify the Shareholder Representative of such audit or other proceeding, proposed adjustment or claim. Purchaser shall have the right to handle, defend, conduct and control any such Tax Claim; provided, that Purchaser shall consult periodically with the Shareholder Representative as to strategic and tactical issues for pursuing any Tax Claim and shall consider in good faith any suggestions made by the Shareholder Representative about the conduct of such audit or contest. Purchaser shall not have the right to compromise or settle any such Tax Claim which would result in an increased Tax liability or a decreased refund to the Shareholder Representative without the prior consent of the Shareholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) Any refunds (and any interest received thereon) of any Tax imposed on the Company or any Subsidiary for any Pre-Closing Period, the Final Pre-Closing Period or the pre-Closing portion of any Straddle Period (determined in accordance with Section 7.20(d)) shall be payable to the Selling Shareholders.

(g) Following the Closing, Purchaser and the Shareholder Representative shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to Liability for Taxes of the Company and its Subsidiaries. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. Purchaser and the Shareholder Representative shall preserve and cause to be preserved all information, returns, books, records and documents relating to any Liabilities for Taxes of the Company and its Subsidiaries with respect to a taxable period until the later of 60 days after the expiration of all applicable statutes of limitations and extensions thereof; or the conclusion of all litigation with respect to Taxes for such period.

ARTICLE VIII

NO SURVIVAL

8.1 No Survival. Representations and warranties of the Company, Purchaser and the Selling Shareholders contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company, Purchaser or the Selling Shareholders pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company, Purchaser, and the Selling Shareholders and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company, Purchaser or the Selling Shareholders or their respective Representatives with respect thereto. The covenants and agreements made by the Company and Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

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ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver (where permissible) by the Company, Selling Shareholders and Purchaser, as applicable, of the following conditions:

(a) Required Purchaser Shareholder Approval. Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of Purchaser at the Extraordinary General Meeting in accordance with Purchaser’s Governing Documents, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 9.1(d) shall have each been obtained or made.

(e) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and any PIPE Investment, Purchaser shall have net tangible assets of at least $5,000,001.

(g) Appointment of Directors and Officers. The post-Closing officers and directors of Purchaser and the Company identified on Schedule 9.1(g) shall have been duly elected or appointed effective as of the Closing, consistent with the requirements of their respective Governing Documents, each to hold office in accordance until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, and each such director and officer shall have entered into an Indemnification Agreement.

(h) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

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(i) Nasdaq Listing. The Purchaser Class A Ordinary Shares issued as Consideration Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(j) Directors and Officers Insurance. The Company shall have obtained directors and officers insurance with terms and policy limits acceptable to Purchaser.

9.2 Conditions to Obligations of Purchaser.

In addition to the conditions specified in Section 9.1, the obligations of Purchaser to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company and the Selling Shareholders set forth in this Agreement and in any certificate delivered by or on behalf of the Company or the Selling Shareholders pursuant hereto shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or the Selling Shareholders, as the case may be.

(b) Agreements and Covenants. The Company and the Selling Shareholders shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with thereby on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or any Selling Shareholder since the Agreement Date which is continuing and uncured.

(d) Certain Ancillary Documents. Each Executive Employment Agreement and Indemnification Agreement shall be in full force and effect in accordance with the terms thereof, effective as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by the chief executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c).

(ii) Secretary Certificate. The Company shall have delivered to Purchaser a certificate executed by the Company’s Secretary certifying as to the validity and effectiveness of, and attaching (A) copies of the Company’s Governing Documents as in effect as of the Closing, (B) the requisite resolutions of the Company’s board of directors and shareholders, authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, the consummation of the transactions contemplated hereby and thereby, the adoption by the Company of the Company Amended Charter in a form acceptable to Purchaser, and the election of Company officers and directors listed on Schedule 9.1(g), and (C) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

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(iii) Good Standing. The Company shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified as of a date no earlier than twenty (20) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Certified Company Amended Charter. The Company shall have filed the Company Amended Charter, and shall have delivered to Purchaser a copy thereof, in effect as of immediately prior to the Closing, certified by the proper Governmental Authority.

(v) Registration Rights Agreement. The Registration Rights Agreement shall have been duly executed and delivered by the Parties thereto.

(vi) Executive Employment Agreements. The Purchaser shall have received Executive Employment Agreements duly executed by each Key Executive, in each case effective as of the Closing, in form and substance acceptable to Purchaser.

(vii) Indemnification Agreements. The Company shall have delivered to Purchaser copies of Indemnification Agreements duly executed by each officer and director of the Company.

(viii) Share Certificates and Transmittal Documents. Each Selling Shareholder shall have delivered to Purchaser Company Certificate(s) representing all Company Shares held by such Selling Shareholder, duly endorsed in blank or accompanied by share transfer powers, and such other transmittal documents required for transfer on the books of the Company and acceptable to Purchaser.

(ix) Convertible Securities. Purchaser shall have received evidence reasonably acceptable to Purchaser that the Company shall have terminated, extinguished and cancelled in full any outstanding convertible securities.

(x) Resignations. Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company listed on Schedule 9.2(e)(x) prior to the Closing.

9.3 Conditions to Obligations of the Company. In addition to the conditions specified in Section 9.1, the obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

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(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of Purchaser’s obligations and complied in all material respects with all of Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Governing Documents as in effect as of the Closing Date (after giving effect to the Conversion), (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of organization and from each other jurisdiction in which Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Representation and Warranty Insurance. The Purchaser shall have received representation and warranty insurance in an amount customary of a transaction of this size.

(v) Registration Rights Agreement. The Registration Rights Agreement shall have been duly executed and delivered by the Parties thereto.

9.4 Frustration of Closing Conditions. A Party may not rely on the failure of any condition set forth in Sections 9.1-9.3, as the case may be, if such failure was caused by such Party’s failure to comply in any material way with any material provision of this Agreement.

ARTICLE X

TERMINATION AND EXPENSES

10.1 Termination of Agreement.

This Agreement may be terminated prior to the Closing as follows:

(a) by mutual written consent of the Company and Purchaser;

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(b) by written notice by the Company or Purchaser if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by November 18, 2022 (the “Expiration Date”) (provided, that if Purchaser seeks and obtains one or more Extensions, Purchaser shall have the right with respect to each extension, by providing written notice thereof to the Company and the Company, to extend the Expiration Date for an additional period equal to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination as described in the IPO Prospectus pursuant to such Extension and (iii) such period as determined by Purchaser); provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Expiration Date;

(c) the Company may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing if: (i) Purchaser has materially breached any covenant, representation or warranty in any material respect contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or inaccurate, in any case, which would result in the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the Agreement Date or, if later, the date of such breach),and (ii) such breach is not curable or, if curable, has not been cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser or (B) the Expiration Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if either the Company or any Selling Shareholder is in material breach of any covenant, representation or warranty contained in this Agreement on the date of such written notice;

(d) Purchaser may terminate this Agreement by giving written notice to the Company at any time prior to the Closing if: (i) the Company or any Selling Shareholder has materially breached any covenant, representation or warranty in any material respect contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in the failure of a condition set forth in Sections 9.2(a) or 9.2(b) to be satisfied (treating the Closing Date for such purposes as the Agreement Date or, if later, the date of such breach), and (ii) such breach is not curable or, if curable, such breach has not been cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Expiration Date (so long as Purchaser is not then in material breach of any covenant, representation or warranty contained in this Agreement); or

(e) by the Company or Purchaser if there shall be in effect a final non-appealable Order of a Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall use commercially reasonable efforts to appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 10.1(e) will not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 10.1(e) occurring;

(f) by written notice by Purchaser to the Company and the Shareholder Representative if there shall have been a Material Adverse Effect on the Company following the Agreement Date which is uncured for at least twenty (20) days after written notice of such Material Adverse Effect is provided by Purchaser to the Company;

(g) by written notice by Purchaser to the Company and the Shareholder Representative, if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained;

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(h) by written notice by Purchaser to the Company and the Shareholder Representative, if the Company shall fail to deliver the Audited Annual Company Financials for the year ended December 31, 2021 to Purchaser by August 31, 2022.

10.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 7.12, 7.13, 10.3, 11.1, Article XIV and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1). Without limiting the foregoing, and except as provided in Section 10.3 and this Section 10.2 (but subject to Section 11.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

10.3 Fees and Expenses. Subject to Sections 7.3, 11.1 and Article XIV, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all expenses, filing fees, costs and deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO, upon consummation of a Business Combination and any Extension Expenses.

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ARTICLE XI

WAIVERS AND RELEASES

11.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company and the Shareholder Representative each hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of its Business Combination or in connection with an amendment to Purchaser’s Governing Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within twelve (12) months after the closing of the IPO, subject to extension, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Shareholder Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Shareholder Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Shareholder Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Shareholder Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company and the Shareholder Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Shareholder Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Shareholder Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and the Shareholder Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Shareholder Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, the Shareholder Representative (on behalf of the Selling Shareholders) and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 11.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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ARTICLE XII

MISCELLANEOUS

12.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including e-mail), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser, to:

Energem Corp.

Level 3, Tower 11, Avenue 5, No. 8

Jalan Kerinchi, Bangsar South

Wilayah Persekutuan

Kuala Lumpur, Malaysia 59200

Attn: Swee Guan Hoo

Telephone No.: +(60) 3270 47622

E-mail: sghoo@energemcorp.com

with a copy (which will not constitute notice) to:

Rimon, P.C.

1990 K Street, NW, Suite 420

Washington, DC 20006

Attn: Debbie A. Klis Esq.

Debra B. Vernon, Esq.

Telephone No.: (202) 935-3390

Email: deborrah.klis@rimonlaw.com

 debra.vernon@rimonlaw.com

If to Purchaser Representative, to:

Mr. Swee Guan Hoo

c/o Energem Corp.

Level 3, Tower 11, Avenue 5, No. 8

Jalan Kerinchi, Bangsar South

Wilayah Persekutuan

Kuala Lumpur, Malaysia 59200

Telephone No.: +(60) 3270 47622

E-mail: sghoo@energemcorp.com

with a copy (which will not constitute notice) to:

Rimon, P.C.

1990 K Street, NW, Suite 420

Washington, DC 20006

Attn: Debbie A. Klis Esq.

Debra B. Vernon, Esq.

Telephone No.: (202) 935-3390

Email: deborrah.klis@rimonlaw.com

 debra.vernon@rimonlaw.com

If to the Company, to:

Graphjet Technology Sdn. Bhd.

Unit No. L4-E-8, Enterprise 4

Technology Park Malaysia

5700 Bukit Jalil

Kuala Lumpur, Malaysia

Attn: Lee Ping Wei

Telephone No.: 018 272 7799

E-mail: aidenlee@graphjettech.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, DC 20001

Attn: Andrew M. Tucker, Esq.

Facsimile No.: (202) 689-2860

Telephone No.: (202) 689-2987

E-mail: andy.tucker@nelsonmullins.com

If to the Selling Shareholders or the Shareholder Representative, at the respective address specified in Exhibit A-1.

With a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, DC 20001

Attn: Andrew M. Tucker, Esq.

Facsimile No.: (202) 689-2860

Telephone No.: (202) 689-2987

E-mail: andy.tucker@nelsonmullins.com

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12.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser and the Company (and after the Closing, Purchaser Representative and the Shareholder Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 7.16, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

12.4 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 12.4) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 12.4. A party must, in the first instance, provide written notice of any Dispute to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by binding (absent fraud or manifest error) arbitration pursuant to the then-existing procedures of the AIAC (the “AIAC Procedures”). Any party involved in such Dispute may submit the Dispute to the AIAC to commence the proceedings after the Resolution Period. To the extent that the AIAC Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AIAC promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AIAC and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements governed by Delaware law. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) Business Days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in Kuala Lumpur, Malaysia. The language of the arbitration proceedings shall be English. Each party to the Dispute shall bear its own costs and expenses of the arbitration, and the costs and expenses of the arbitrator and the AIAC shall be divided equally among the parties to the Dispute. Any arbitration award may be enforced by judgment entered or vacated in any court of competent jurisdiction.

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12.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Section 12.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or in any other court in the State of Delaware or any appellate court thereof) (the “Specified Courts”). Subject to Section 12.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.1. Nothing in this Section 12.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

12.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6.

12.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

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12.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, the Company, Purchaser Representative and the Shareholder Representative. Notwithstanding anything to the contrary set forth in the prior sentence, a Selling Shareholder named on Exhibit A-1 hereto may transfer Company Shares (a “Transfer”) to a party named on Exhibit A-2 hereto (a “Transferee”) without amendment of this Agreement, provided that as a condition to such transfer being effected, such Transferee executes and delivers to the other Parties hereto a Joinder Agreement by and among such Transferee, Selling Shareholder, the Company and Purchaser, in the form attached as Exhibit F hereto, agreeing in writing to become a Party to this Agreement and the Selling Shareholder Documents as a “Selling Shareholder” and to be bound by any and all of the terms and conditions hereof and thereof. Each Selling Shareholder hereby agrees to cause a Transferee to take all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws, including but not limited to applicable securities laws, and to consummate any Transfer contemplated by this Section 12.9 as soon as reasonably practicable, including preparing and filing as soon as practicable all necessary documentation.

12.10 Waiver. Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Shareholder Representative on behalf of itself and the Selling Shareholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by Purchaser Representative or Shareholder Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of Purchaser Representative.

12.11 Entire Agreement . This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein. The Parties expressly disclaim, renounce, and waive any and all rights pursuant to, all prior verbal negotiations and agreements related to the subject matter hereof.

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12.13 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with Applicable Accounting Standards; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to Purchaser its shareholders under the Cayman Companies Act, as then applicable, or its Governing Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

12.14 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.15 Purchaser Representative.

(a) Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Swee Guan Hoo, in the capacity as Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as Purchaser Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (v) otherwise enforcing the rights and obligations of any such Persons under any Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Company Security Holders immediately prior to the Closing and their respective successors and assigns). All decisions and actions by Purchaser Representative shall be binding upon Purchaser and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.15 are irrevocable and coupled with an interest. Purchaser Representative hereby accepts its appointment and authorization as Purchaser Representative under this Agreement.

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(b) Purchaser Representative shall not be liable for any act done or omitted under any Purchaser Representative Document as Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Purchaser shall indemnify, defend and hold harmless Purchaser Representative from and against any and all losses incurred without gross negligence, bad faith or willful misconduct on the part of Purchaser Representative (in his capacity as such) and arising out of or in connection with the acceptance or administration of Purchaser Representative’s duties under any Purchaser Representative Document, including the reasonable fees and expenses of any legal counsel retained by Purchaser Representative. In no event shall Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to Purchaser Representative under this Section 12.15 shall survive the Closing and continue indefinitely.

(c) The Person serving as Purchaser Representative may resign upon ten (10) days’ prior written notice to Purchaser and the Shareholder Representative, provided, that Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

12.16 Shareholder Representative.

(a) The Selling Shareholders, on behalf of itself and any successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Lee Ping Wei, in the capacity as the Shareholder Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Shareholder Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Shareholder Representative Documents”); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Shareholder Representative Documents; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Shareholder Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Shareholder Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (v) otherwise enforcing the rights and obligations of any such Persons under any Shareholder Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Shareholder Representative is specifically authorized and directed to act on behalf of, and for the benefit of, all Selling Shareholders and their respective successors and assigns. All decisions and actions by the Shareholder Representative shall be binding upon each Selling Shareholder and its successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.16 are irrevocable and coupled with an interest. The Shareholder Representative hereby accepts its appointment and authorization as the Shareholder Representative under this Agreement.

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(b) Any other Person, including the Purchaser Representative, Purchaser and the Company, may conclusively and absolutely rely, without inquiry, upon any actions of the Shareholder Representative as the acts of the Selling Shareholders under any Shareholder Representative Documents. The Purchaser Representative, Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Shareholder Representative as to (i) any payment instructions provided by the Shareholder Representative or (ii) any other actions required or permitted to be taken by the Shareholder Representative hereunder, and no Selling Shareholder shall have any cause of action against the Purchaser Representative, Purchaser or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Shareholder Representative. The Purchaser Representative, Purchaser and the Company shall not have any Liability to any Selling Shareholder for any allocation or distribution among the Selling Shareholders by the Shareholder Representative of payments made to or at the direction of the Shareholder Representative. All notices or other communications required to be made or delivered to a Selling Shareholder under any Shareholder Representative Document shall be made to the Shareholder Representative for the benefit of such Selling Shareholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Selling Shareholder with respect thereto. All notices or other communications required to be made or delivered by a Selling Shareholder shall be made by the Shareholder Representative (except for a notice under Section 10.15(d) of the replacement of the Shareholder Representative).

(c) The Shareholder Representative shall not be liable for any act done or omitted under any Shareholder Representative Document as the Shareholder Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Selling Shareholders shall indemnify, defend and hold harmless the Shareholder Representative from and against any and all losses incurred without gross negligence, bad faith or willful misconduct on the part of the Shareholder Representative (in his capacity as such) and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties under any Shareholder Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative. In no event shall the Shareholder Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Shareholder Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Shareholder Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Shareholder Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Shareholder Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Shareholder Representative under this Section 12.16 shall survive the Closing and continue indefinitely.

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(d) The Person serving as the Shareholder Representative may resign upon ten (10) days’ prior written notice to the other Parties to this Agreement, provided that the Shareholder Representative appoints in writing a replacement Shareholder Representative and provides written notice of the identity of such successor to the other Parties hereto. Each successor Shareholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholder Representative, and the term “Shareholder Representative” as used herein shall be deemed to include any such successor Shareholder Representatives.

12.17 Legal Representation. The Parties agree that, notwithstanding the fact that Rimon, P.C. and Ogier may have, prior to Closing, jointly represented Purchaser, Purchaser Representative and/or Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Rimon, P.C. and Ogier will be permitted in the future, after Closing, to represent Sponsor, Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Shareholder Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Rimon, P.C.’s future representation of one or more of Sponsor, Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of Purchaser, the Company and/or the Shareholder Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Rimon, P.C. or Ogier of Purchaser, Sponsor, Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor and Purchaser Representative shall each be deemed a client of Rimon, P.C. and Ogier with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor and Purchaser Representative, shall be controlled by Sponsor and Purchaser Representative and shall not pass to or be claimed by Purchaser or the Company; provided, further, that nothing contained herein shall be deemed to be a waiver by Purchaser or any of its Affiliates (including, after the Closing Date, the Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XIII

LOCK-UP PROVISIONS

13.1 Lock-Up Provisions.

(a) Each Selling Shareholder hereby agrees, severally and not jointly, during the period commencing from the Closing and ending on the earlier of (x) six (6) months after the date of the Closing and (y) the date after the Closing on which Purchaser consummates a liquidation, merger, capital share exchange, reorganization, or other similar transaction with an unaffiliated third party that results in all of Purchaser’s shareholders having the right to exchange their Purchaser Ordinary Shares for cash, securities, or other property (the “Lock-Up Period”) to not:

(i)	lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Purchaser Class A Ordinary Shares received by each Selling Shareholder in the transactions contemplated by this Agreement (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”);

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(ii)	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities; or

(iii)	publicly disclose the intention to do any of the foregoing;

whether any such transaction described in clauses (i), (ii), or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii), or (iii), a “Prohibited Transfer”).

(b) The foregoing shall not apply to the transfer of any or all of the Restricted Securities (I) to any Permitted Transferee or (II) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; provided, however, that in either of cases (I) or (II), it shall be a condition to such transfer that such transfer complies with the Securities Act of 1933, as amended, and other applicable law, and that the transferee executes and delivers to Purchaser an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to each Selling Shareholder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement.

(c) As used in this Agreement, the term “Permitted Transferee” shall mean: (1) the members of such Selling Shareholder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings), (2) any trust for the direct or indirect benefit of such Selling Shareholder or the immediate family of such Selling Shareholder, (3) if Selling Shareholder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (4) in the case of an entity, officers, directors, general partners, limited partners, members, or shareholders of such entity that receive such transfer as a distribution, or related investment funds or vehicles controlled or managed by such persons or their respective affiliates, (5) to any affiliate of such Selling Shareholder, and (6) any transferee whereby there is no change in beneficial ownership. Each Selling Shareholder further agrees to execute such agreements as may be reasonably requested by Purchaser that are consistent with the foregoing or that are necessary to give further effect thereto.

(d) If any Prohibited Transfer is made or attempted contrary to the provisions of this Article XIII, such purported Prohibited Transfer shall be null and void ab initio, and Purchaser shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose, and shall refuse to record any such purported transfer of the Restricted Securities in the books of the Company. In order to enforce this Article XIII, Purchaser may impose stop-transfer instructions with respect to the Restricted Securities of each Selling Shareholder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

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(e) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SHARE PURCHASE AGREEMENT, DATED AS OF AUGUST 1, 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f) For the avoidance of any doubt, each Selling Shareholder shall retain all of its rights as a shareholder of Purchaser during the Lock-Up Period, including the right to vote any Restricted Securities.

(g) The foregoing notwithstanding, to the extent any Subject Party is granted a release or waiver from the restrictions contained in this Article XIII prior to the expiration of the Lock-Up Period, then all Subject Parties shall be automatically granted a release or waiver from the restrictions contained in this Article XIII to the same extent, on substantially the same terms as and on a pro rata basis with, each Selling Shareholder to which such release or waiver is granted.

(h) Authorization on Behalf of Purchaser. The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, any and all determinations, actions, or other authorizations under this Agreement on behalf of Purchaser, including enforcing Purchaser’s rights and remedies under this Agreement, or providing any waivers with respect to the provisions hereof, shall solely be made, taken, and authorized by majority of the disinterested independent directors of Purchaser’s board of directors. In the event that Purchaser at any time does not have any disinterested directors, so long as each Selling Shareholder has any remaining obligations under this Agreement, Purchaser will promptly appoint one in connection with this Agreement. Without limiting the foregoing, in the event that an affiliate of a Subject Party serves as a director, officer, employee, or other authorized agent of Purchaser or any of its current or future affiliates, neither each Selling Shareholder nor its affiliate shall have authority, express or implied, to act or make any determination on behalf of Purchaser or any of its current or future affiliates in connection with this Agreement or any dispute or Action with respect hereto.

ARTICLE XIV

DEFINITIONS

14.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 14.1:

AIAC

“Accounting Principles” means in accordance with GAAP or IFRS as in effect at the date of the financial statement to which it refers and to which such standards are applicable, or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the latest Annual Company Financials.

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“Applicable Accounting Standards” means either GAAP or IFRS, as applicable to the financial statement to which it refers.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be Affiliates of Purchaser prior to the Closing.

“Agreement” has the meaning set forth in the Recitals.

“AIAC” means the Asian International Arbitration Centre or any successor entity conducting arbitrations.

“Amended and Restated Memorandum and Articles of Association” means Purchaser’s amended and restated memorandum and articles of association, governed by Cayman Companies Act, as amended from time-to-time.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Annual Company Financials” has the meaning set forth in Section 4.7(a).

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable non-U.S. anti-trust laws and all other applicable Laws and Orders issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audited Company Financials” has the meaning set forth in Section 7.4.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each employee benefit plan maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York and the Cayman Islands are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York and the Cayman Islands are generally open for use by customers on such day.

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“Cash” means the aggregate amount of cash, bank deposits and marketable securities, in each case as defined in accordance with Applicable Accounting Standards. For the avoidance of doubt, Cash shall (a) include checks, wires and drafts deposited for the account of the Company but not yet reflected as available proceeds in the Company’s account and (b) be reduced by the sum of (i) any outstanding checks issued by the Company and (ii) any cash overdrafts and negative balances in the Company’s account.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands (as the same may be amended from time to time).

“Chairman” means Mr. Lim Hooi Beng in his capacity as Chairman of the Company.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Net Indebtedness” means, as of immediately before the effective time of the Closing, (i) the aggregate amount of all Indebtedness of the Company, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.

“CMSA” means the Capital Markets and Services Act 2007.

“Code” means Malaysian Code on Take-Overs and Mergers 2016.

“Company” has the meaning set forth in the Recitals.

“Company Amended Charter” means the amended Governing Documents of the Company to be filed by the Company prior to the Closing.

“Company Benefit Plan” has the meaning set forth in Section 4.19.

“Company Closing Cash” means the amount of the Company’s Cash as of 12:01AM on the Closing Date.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Financials” has the meaning set forth in Section 4.7(a).

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“Company Ordinary Shares” means the ordinary shares of the Company.

“Company Securities” means, collectively, the Company Ordinary Shares, the Convertible Securities and any other securities of the Company.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Shares” has the meaning set forth in the Recitals.

“Confidential Information” has the meaning set forth in Section 7.13.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contract” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Encumbrances” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other securities laws of any jurisdiction or other restrictions arising from applicable securities laws of any jurisdiction shall not represent an Encumbrance.

“Environmental Law” means any and all applicable Laws relating to pollution, human health and safety (to the extent related to Hazardous Materials), or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

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“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Environmental Permits” has the meaning set forth in Section 4.20.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 10.1(b).

“Extension” has the meaning set forth in Section 7.3(a).

“Extension Expenses” has the meaning set forth in Section 7.3(b)(iv).

“Final Pre-Closing Period” has the meaning set forth in Section 7.20(a).

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles in the United States in effect as of the date hereof.

“Governing Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means the International Financial Reporting Standards in effect as of the date hereof.

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“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with Applicable Accounting Standards, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means that certain Letter Agreement dated as of November 18, 2021 by and among Purchaser, Sponsor and other parties, as filed as Exhibit 10.7 to the Current Report on Form 8-K filed by Purchaser with the SEC on November 19, 2021.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.7(a).

“Interim Period” has the meaning set forth in Section 7.1(a).

“Interim Financial Statements” has the meaning set forth in Section 7.4.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser dated as of November 15, 2021, and filed with the SEC on November 17, 2021 (File No. 333-259443).

“IPO Underwriter” means EF Hutton, a division of Benchmark Investments, LLC.

“IRS” means the Internal Revenue Service.

“Key Executives” means Messrs. Lim Hooi Beng (Chairman), Aw Jeen Rong (Executive Director), Lee Ping Wei (Chief Executive Officer) and Liu Yu (Chief Technology Officer and Chief Science Officer).

“Knowledge” means, (i) with respect to the Company, the actual knowledge of the Key Executives and directors of the Company, after reasonable inquiry, or (ii) with respect to any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

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“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under Applicable Accounting Standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” means losses, liabilities, obligations and damages and any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including defense costs, amounts paid in settlement and reasonable attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) incident to any and all Losses but excluding any special, incidental, consequential, and/or punitive damages unless any such special, incidental, consequential, and/or punitive damages are paid by an Indemnified Party to a third party in connection with a Third-Party Claim.

“Malaysian Companies Act” means the Laws of Malaysia, Act 125, Companies Act 2016.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in Applicable Accounting Standards or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi) with respect to Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser.

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“Material Contracts” has the meaning set forth in Section 4.12.

“Nasdaq” means the Nasdaq Global Market, LLC.

“Net Working Capital Amount” means, as of the Closing, (i) all current assets of the Company (excluding, without duplication, Closing Company Cash), on a consolidated basis, minus (ii) all current liabilities of the Company (excluding, without duplication, Indebtedness and unpaid Transaction Expenses), as determined in accordance with the Accounting Principles.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, permits, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Permitted Transferee” has the meaning set forth in Section 13.1(c).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

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“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investors” has the meaning set forth in the Recitals.

“Privacy Laws” means all applicable Laws, and the laws of applicable jurisdictions, relating to privacy and protection of Personal Data, and any and all similar applicable Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Pre-Closing Periods” has the meaning set forth in Section 7.20(a).

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

“Prohibited Transfer” has the meaning set forth in Section 13.1(a).

“Purchaser” has the meaning set forth in the Recitals.

“Purchaser Documents” means collectively this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby.

“Purchaser Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by any other Party or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to any other Party or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.

“Purchaser Ordinary Shares” means Purchaser Class A Ordinary Shares and Purchaser Class B Ordinary Shares, collectively.

“Purchaser Preference Shares” means the preference shares, par value $0.0001 per share, of Purchaser.

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“Purchaser Private Units” means the units issued by Purchaser in a private placement to Energem LLC at the time of the consummation of the IPO consisting of one (1) Purchaser Class A Ordinary Share and one Purchaser Private Warrant.

“Purchaser Private Warrants” means one redeemable warrant that was included as part of each Purchaser Private Unit, entitling the holder of one whole warrant thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) Purchaser Class A Ordinary Share and one Purchaser Public Warrant.

“Purchaser Public Warrants” means one redeemable warrant that was included as part of each Purchaser Public Unit, entitling the holder thereof of one whole warrant to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Purchaser Securities” means Purchaser Units, Purchaser Ordinary Shares, Purchaser Preference Shares and Purchaser Warrants, collectively.

“Purchaser Units” means Purchaser Private Units and Purchaser Public Units, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Purchaser’s Governing Documents” means the Amended and Restated Memorandum and Articles of Association of Purchaser adopted under the Cayman Companies Act by special resolution passed on November 18, 2021, as amended from time to time.

“Redemption” has the meaning set forth in Section 7.11(a).

“Redemption Price” means an amount equal to the price at which each share of Purchaser Ordinary Shares is redeemed or converted pursuant to the Redemption (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing).

“Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit B hereto.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

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“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Shareholder(s)” has the meaning set forth in the Recitals.

“Selling Shareholder Documents” has the meaning set forth in Section 5.1.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Energem LLC, a Cayman Islands limited liability company.

“Straddle Periods” has the meaning set forth in Section 7.20(b).

“Subscription Agreements” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tangible Assets” means all machinery, office equipment, furniture, fixtures, trade fixtures, vehicles, rolling stock, molds, tools and other tangible assets (other than inventory or real estate).

“Target Net Working Capital Amount” means an amount equal to US$30,000.

“Tax Claim” has the meaning set forth in Section 7.20(e).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

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“Tax Statement” has the meaning set forth in Section 7.20(b).

“Taxes” means (a) all direct or indirect applicable federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the environment that may result from such Release.

“Top Customers” has the meaning set forth in Section 4.24.

“Top Suppliers” has the meaning set forth in Section 4.24.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Expenses” means all fees and expenses of any of the Company or any Selling Shareholder incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of the Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of the Company at or after the Closing pursuant to any agreement to which the Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any sales, use, real property transfer, stamp, share transfer or other similar transfer Taxes imposed on Purchaser or the Company in connection transactions contemplated by this Agreement.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 18, 2021, as it may be amended, by and between Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer and Trust Company, in its capacity as trustee under the Trust Agreement.

“Warrant Agreement” means the Warrant Agreement, dated November 18, 2021, by and between Purchaser and the Trustee.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

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IN WITNESS WHEREOF, each Party has duly executed and delivered this Agreement or caused this Agreement to be duly executed and delivered as a deed as of the day and year first above written.

THE COMPANY:

GRAPHJET TECHNOLOGY SDN. BHD.

By:	/s/ Lee Ping Wei
Name:	Lee Ping Wei
Title:	Chief Executive Officer

[Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

/s/ Lim Hooi Beng
LIM HOOI BENG

/s/ Aw Jeen Rong
AW JEEN RONG

/s/ Lee Ping Wei
LEE PING WEI

SHAREHOLDER REPRESENTATIVE:

Lee Ping Wei, solely in his capacity as
Purchaser Representative

By:	/s/ Lee Ping Wei

[Signature Page to Share Purchase Agreement]

PURCHASER:

ENERGEM CORP.

By:	/s/ Swee Guan Hoo
Name:	Swee Guan Hoo
Title:	Chief Executive Officer

PURCHASER REPRESENTATIVE:

Swee Guan Hoo, solely in his capacity as
Purchaser Representative

By:	/s/ Swee Guan Hoo

[Signature Page to Share Purchase Agreement]

EXHIBIT A-1

SELLING SHAREHOLDERS

Name and Address of Selling Shareholder	Number of Shares	Percentage of Ownership
LIM HOOI BENG 32, JALAN AWAN KECIL 7 TAMAN OVERSEAS UNION 58200 KUALA LUMPUR	1,450,058	58.0%
AW JEEN RONG A-4-3, FLORA GREEN CONDOMINIUM, JALAN SG LONG, BANDAR SG LONG, KAJANG 43000, SELANGOR	525,021	21.1%
LEE PING WEI * 44, LORONG ALMA JAYA 31 TAMAN ALMA JAYA 14000 BUKIT MERTAJAM PULAU PINANG MALAYSIA	525,021	21.1%

*To be used as the address for notices to the Shareholder Representative.

EXHIBIT A-2

ALLOCATION SCHEDULE

	Name and Address of Selling Shareholder	Number of Graphjet Shares Immediately Prior to Closing	Percentage of Outstanding Graphjet Shares Prior to Closing	Number of Consideration Shares Issuable at Closing
1	LIM HOOI BENG 32, JALAN AWAN KECIL 7 TAMAN OVERSEAS UNION 58200 KUALA LUMPUR	362,512	14.5%
2	AW JEEN RONG A-4-3, FLORA GREEN CONDOMINIUM, JALAN SG LONG, BANDAR SG LONG, KAJANG 43000, SELANGOR	156,255	6.25%
3	LEE PING WEI 44, LORONG ALMA JAYA 31 TAMAN ALMA JAYA 14000 BUKIT MERTAJAM PULAU PINANG MALAYSIA	161,256	6.45%
4	KANG ZI XIN 7, LORONG PERDANA 5, TAMAN PERDANA, 14100 SIMPANG EMPAT PENANG	47,502	1.9%
5	LIM KEE SIM NO 18 JALAN SL 3/3 BANDAR SUNGAI LONG 43000 KAJANG	5,000	0.2%
6	LIM KIM HOR 19 JALAN SUNGAI RAMAL 32/55A BUKIT RIMAU 40460 SHAH ALAM SELANGOR	12,501	0.5%
7	ANTHONY CHEW@ CHEW KWEE CHUAN NO 5, JLN AMAN PERDANA 7E/KU5 TMN AMAN PERDANA MERU KLANG SELANGOR 41050	5,000	0.2%
8	LUXWELL MANAGEMENT SDN BHD NO 8 , LORONG PERKASA 5, JALAN HAJI JAIB 84000 MUAR JOHOR	22,501	0.9%
9	MAVERICK TAN GUAN YUAN NO33 JALAN 19/21C 46400 PETALING JAYA SELANGOR	7,500	0.3%

10	TAN YOON MEI NO 2 JALAN 19/27B TAMAN DESA SETAPAK 53300 KL WP	43,752	1.75%
11	YANG LANYU ROOM 103, UNIT 2 BUILDING 48, HUAQING XUEFU CITY, XINCHENG DISTRICT, XIÁN CITY SHAANXI PROVINCE CHINA	17,501	0.7%
12	QIU YUNHUI ROOM 1604, UNIT 3, BUILDING 4, YINGYU STREET, YINGHAI TOWN, DAXING DISTRICT , BEIJING CHINA	20,001	0.8%
13	GUAN QIANQIAN 2002, BUILDING 12, EVERGRANDE YUJING PENINSULA, QINBEI DISTRICT, QINZHOU CITY, GUANGXI CHINA	15,001	0.6%
14	XU JUNFENG NO 802, UNIT 2, BUILDING 6, JUYUAN BEILI, EAST HIGHLAND, FENGTAI DISTRICT, BEIJING CHINA	12,501	0.5%
15	HANRY HO 14405, CALIFORNIA AVE BEAUMONT CA92223 USA	12,501	0.5%
16	YANG ZHUOQUN LE YUAN RESIDENCE, 8, JALAN SELESARIA 3, HAPPY GARDEN, 58200 KUALA LUMPUR, BLOCK A-23A-9	50,002	2%
17	CHAN SOONG PHIN 64, JALAN IMPIAN ALMA 1, TAMAN IMPIAN ALMA, 14000 BUKIT MERTAJAM, PENANG	7,500	0.3%
18	LOKE WIN KIAT R-08-39, PANGSAPURI RADIUS JALAN SH 1/2, SELAYANG HEIGHTS 68100 BATU CAVES SELANGOR	7,500	0.3%

19	SUMMIT ANCHOR SDN BHD 9-1, JALAN PJU 1A/41B, PUSAT DAGANGAN NZX, ARA JAYA, 47301 PETALING JAYA, SELANGOR	25,001	1%
20	MAHA MURNI SDN BHD NO B3-3-3, BLOCK B, MEGAN SALAK PARK JALAN 1/125E, TAMAN DESA PETALING 57100 KUALA LUMPUR.	25,001	1%
21	NG MEI TENG A-4-3, FLORA GREEN CONDOMINIUM, JALAN SG LONG, BANDAR SG LONG, KAJANG 43000, SELANGOR	50,002	2%
22	TENG KOK WOEI 17 LORONG SERI SETALI 80, JALAN HAJI AHMAD, 25300 KUANTAN, PAHANG	17,501	0.7%
23	JESSICA WONG CHEW JIA 312, TAMAN MAKMUR, 70200 SEREMBAN NEGERI SEMBILAN	17,501	0.7%
24	CHEONG SENG CHONG 16 JALAN PUTERI 3/1, BANDAR MAHKOTA CHERAS, 43200 KAJANG SELANGOR	15,001	0.6%
25	KAREN YONG NIE CROWN REGENCY SERVICES APARTMENT, JALAN P. RAMLEE 50250 KL	17,501	0.7%
26	LIM SEW GOH 60, DAMAI CITRA, LINGKARAN DAMAI CITRA, 56000 KL	50,002	2%
27	TONG SENG CAPITAL HOLDING SDN BHD No. 47B, JALAN JATI 2, TAMAN NUSA BESTARI JAYA, 81300 SKUDAI, JOHOR.	10,000	0.4%
28	DELTA BESTARI SDN BHD SUITES 905, LEVEL 9, CITY PLAZA, JALAN TEBRAU, 80300 JOHOR BAHRU, JOHOR.	17,501	0.7%
29	LIU YU LE YUAN RESIDENCE, 8, JALAN SELESARIA 3, HAPPY GARDEN, 58200 KUALA KAJANG LUMPUR, BLOCK A-23A-9	638,776	25.55%
30	ONG KAI CHUAN NO 80, JALAN INTAN 1/4 TAMAN INTAN 86000 KLUANG JOHOR	25,001	1%
31	NANOCARBON SDN BHD B-SG-16, BLOCK B, SUNWAY GEO, JALAN LAGOON SELATAN SUNWAY SOUTH QUAY, BANDAR SUNWAY SUBANG JAYA SELANGOR	50,003	2%
32	MEDTECH HOLDINGS SDN BHD NO. 7-4, JALAN USJ 9/5Q,SUBANG BUSINESS CENTRE,UEP SUBANG JAYA,47620 SUBANG JAYA, SELANGOR	75,003	3%
33	SURIA SUKSES ENGINEERING SDN. BHD.	500,020	20%

Exhibit B

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made and entered into effective as of [●], 2022, by and among Energem Corp., a Cayman Islands exempted company (the “Company”), Energem LLC, a Cayman Islands limited liability company (the “Sponsor”), and each of the undersigned parties listed on the signature page hereto under “Holders” (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, on August 1, 2022, the Company entered into a business combination pursuant to a certain Share Purchase Agreement (the “Business Combination Agreement”) by and among the Company, the Sponsor, Graphjet Technology Sdn. Bhd., a Malaysian private limited company (“Graphjet”), the holders of ordinary shares of Graphjet (the “Selling Shareholders”), Swee Guan Hoo as Purchaser Representative, and Lee Ping Wei as Seller Representative, pursuant to which the Company shall purchase all of the issued and outstanding securities of Graphjet from the Selling Shareholders, and Graphjet shall become a wholly-owned subsidiary of the Company (the “Business Combination”);

WHEREAS, at the completion of the Business Combination, the Company shall issue as consideration to the Selling Shareholders Class A Shares of the Company (the “Consideration Shares”), in exchange the ordinary shares of Graphjet held thereby;

WHEREAS, the Company, the Sponsor and certain Holders named therein are parties to a certain Registration Rights Agreement dated November 18, 2021 (the “Prior Agreement”), pursuant to which the Company granted to the Sponsor certain registration rights related to securities of the Company held thereby; and

WHEREAS, the parties to the Prior Agreement desire to terminate such agreement and enter into this Agreement, effective as of the completion of the Business Combination, to provide the Sponsor and the Holders with certain registration rights pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning given in the Recitals.

“Class A Shares” shall mean Class A ordinary shares of the Company, par value $0.0001 per share.

“Commission” shall mean the United States Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Consideration Shares Lock-up Period” means with respect to the Holders of Consideration Shares, the period ending on the date that is 180 days after the completion of the Business Combination.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holder” shall have the meaning given in subsection 2.2.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Filing Date” means, with respect to the Initial Registration Statement required to be filed on or before the 30th calendar day following the date hereof and, with respect to any additional Registration Statements which may be required pursuant to Sections 2.2 and 2.3, the earliest practical date on which the Company is permitted by Commission guidance to file such additional Registration Statement related to the Registrable Securities; provided, however, that, if the Filing Date falls on a Saturday, Sunday or any other day which shall be a legal holiday or a day on which the Commission is authorized or required by law or other government actions to close, the Filing Date shall be the following Business Day.

“Form F-1” shall have the meaning given in subsection 2.2.1.

“Form F-3” shall have the meaning given in subsection 2.4.

“Founder Shares” shall mean 2,875,000 shares of Class B ordinary shares, par value $0.00001 per share, and shall be deemed to include the Class A Shares issuable upon conversion thereof.

“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares and the Private Placement Shares, the period ending on the earlier of (A) 12 months after the completion of the Business Combination, and (B) subsequent to the completion of the Business Combination, (x) if the closing price of the Class A Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property.

“Holders” shall have the meaning given in the Preamble.

“Initial Registration Statement” means the Registration Statement required to be filed pursuant to Section 2.1.

“Insider Letter” shall mean that certain letter agreement, date as of November 18, 2021, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period, Private Placement Lock-up Period, the Lock-Up Provisions set forth in Article XIII of the Business Combination Agreement, or any other lock-up period, as the case may be, under the Insider Letter, the Private Placement Units Purchase Agreement, this Agreement, the Business Combination Agreement, and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Person” shall mean an individual, a corporation, a partnership, a joint venture, a trust, an unincorporated organization, a limited liability company or partnership, a government and any agency or political subdivision thereof.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Private Placement Lock-up Period” shall mean, with respect to the Private Placement Shares and the Private Placement Warrants that are held by the initial purchasers of the Private Placement Units or their Permitted Transferees (along with the Class A Shares issuable upon the exercise of the Private Placement Private Placement Warrants), the period ending 30 days after the completion of the Business Combination.

“Private Placement Shares” means the Class A Shares included in the Private Placement Units.

“Private Placement Units” means an aggregate of 425,575 placement units (470,575 placement units if the over-allotment option was exercised in full) purchased by the Sponsor pursuant to the Private Placement Units Purchase Agreement.

“Private Placement Units Purchase Agreement” means that certain Private Placement Units Purchase Agreement, dated August 16, 2021, by and between the Company and the Sponsor.

“Private Placement Warrants” are to the warrants included in the Private Placement Units.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares and the Class A Shares issued or issuable upon the conversion of the Founder Shares, (b) the Private Placement Units, the Private Placement Shares, the Private Placement Warrants, and any Class A Shares issued or issuable upon the exercise of the Private Placement Warrants, issued to the Sponsor in the private placement that closed simultaneously with the closing of the Company’s initial public offering, (c) any outstanding Class A Shares or any other equity security (including the Class A Shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, (e) any equity securities (including the Class A Shares issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to the Company by a Holder, (f) the Consideration Shares, and (g) any other equity security of the Company issued or issuable by way of a share capitalization or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority Inc.) and any securities exchange on which the Class A Shares are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the Demanding Holders holding the majority of shares to be included initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning given in the Preamble.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II
REGISTRATION RIGHTS

2.1 Shelf Registration.

2.1.1 On or prior to each Filing Date, the Company shall prepare and file with the Commission a Registration Statement covering the resale of all or such maximum portion of the Registrable Securities as permitted by Commission guidance (provided that, the Company shall use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission guidance, including without limitation, the Manual of Publicly Available Telephone Interpretations D.29) that are not then registered on an effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415. Each Registration Statement filed hereunder shall be on Form F-1 (except if the Company is then eligible to register for resale the Registrable Securities on Form F-3, such registration shall be on Form F-3 in accordance herewith). Subject to the terms of this Agreement, the Company shall use its commercially reasonable efforts to cause a Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof, but in any event prior to the applicable Effectiveness Date, and shall use its commercially reasonable efforts to keep such Registration Statement continuously effective under the Securities Act until all Registrable Securities covered by such Registration Statement have been sold, or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s Transfer Agent and the affected Holders (the “Effectiveness Period”). The Company shall telephonically request effectiveness of a Registration Statement as of 5:00 p.m. New York City time on a Business Day. The Company shall promptly notify the Holders by e-mail of the effectiveness of a Registration Statement on the same Business Day that the Company telephonically confirms effectiveness with the Commission. The Company shall, no later than the second Business Day after the effective date of such Registration Statement, file a final Prospectus with the Commission as required by Rule 424.

2.1.2 Notwithstanding any other provision of this Agreement, if any Commission guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater portion of Registrable Securities), the number of Registrable Securities to be registered shall be reduced on a on a pro rata basis based on the total number of Registrable Securities held by such Holders (such proportion is referred to herein as “Pro Rata”). In the event of a reduction hereunder, the Company shall give the Holder at least five (5) Business Days prior written notice along with the calculations as to such Holder’s allotment. Promptly after such Commission guidance is no longer applicable with respect to some or all of the remaining unregistered Registrable Securities, the Company shall file an additional Registration Statement in accordance with this Section 2.1 to with respect to such Registrable Securities.

2.1.3 Each Holder agrees to furnish to the Company a completed Selling Shareholder Questionnaire within five (5) Business Days following the date of this Agreement. Each Holder further acknowledges and agrees that it shall not be entitled to be named as a selling security holder in the Registration Statement or use the Prospectus for offers and resales of Registrable Securities at any time unless such Holder has returned to the Company a completed and signed Selling Shareholder Questionnaire. If a Holder of Registrable Securities returns a Selling Shareholder Questionnaire after the deadline specified in the previous sentence, the Company shall use its commercially reasonable efforts to take such actions as are required to name such Holder as a selling security holder in the Registration Statement or any pre-effective or post-effective amendment thereto and to include (to the extent not theretofore included) in the Registration Statement the Registrable Securities identified in such late Selling Shareholder Questionnaire; provided that the Company shall not be required to file an additional Registration Statement solely for such shares. Each Holder acknowledges and agrees that the information in the Selling Shareholder Questionnaire will be used by the Company in the preparation of the Registration Statement and hereby consents to the inclusion of such information in the Registration Statement.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.5 hereof, at any time and from time to time on or after the date the Company consummates the Business Combination, the Holders of at least twenty-five percent (25%) of the then-outstanding number of Registrable Securities (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall use its reasonable best efforts to effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations pursuant to a Demand Registration under this subsection 2.2.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form F-1 or any similar long-form registration statement that may be available at such time (“Form F-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form F-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) Demanding Holders holding a majority in interest of the outstanding Registrable Securities initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the holders of a majority in interest of shares by Demanding Holders initiating the Demand Registration.

2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Class A Shares or other equity securities that the Company desires to sell and the Class A Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Class A Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Class A Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders, or a majority-in-interest of the Requesting Holders (if any), shall have the right to withdraw from a Registration pursuant to a Demand Registration for any or no reason whatsoever, upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.2.5.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If, at any time on or after the date the Company consummates a Business Combination, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Class A Shares that the Company desires to sell, taken together with (i) the Class A Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Class A Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Class A Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Class A Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Class A Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, pro rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Class A Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Class A Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof.

2.4 Registrations on Form F-3. Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form F-3 or any similar short form registration statement that may be available at such time (“Form F-3”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form F-3, the Company shall promptly give written notice of the proposed Registration on Form F-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form F-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form F-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to this Section 2.4 if (i) a Form F-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $10,000,000.

2.5 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Company’s Chairman of the Board (or President of the Company) stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

2.6 Block Trades; Other Coordinated Offerings.

2.6.1 Notwithstanding any other provision of this Section 2.6, at any time and from time to time when an effective Shelf Registration is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering (whether firm commitment or otherwise) not involving a “road show” or other substantial marketing efforts prior to pricing (commonly referred to as a “Block Trade”) or (b) an otherwise coordinated “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $10,000,000 or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is expected to commence, and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.6.2 The Company may facilitate a Block Trade or Other Coordinated Offering if it determines that sufficient shares shall be traded by any Holder or Holders that would be more efficiently traded as a block trade.

2.6.3 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a notice to the Company and the Underwriter(s) if any, of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.6.3.

2.6.4 Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Section 2.6.

2.6.5 The Company shall have the right to select the Underwriters, and brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering, in each case, which shall consist of one or more reputable nationally recognized investment bank.

2.6.6 A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.6 in any twelve (12) month period.

ARTICLE III
COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date the Company consummates a Business Combination, the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Class A Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein (except as provided herein), then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed:

To the Company, to:

Graphjet Technology Sdn. Bhd.
Unit No. L4-E-8, Enterprise 4
Technology Park Malaysia
5700 Bukit Jalil

Kuala Lumpur, Malaysia
Attn: Lee Ping Wei
Telephone No.: 018 272 7799
E-mail: aidenlee@graphjettech.com

with a copy to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, DC 20001

Attn: Andrew M. Tucker, Esq.

Facsimile No.: (202) 689-2860

Telephone No.: (202) 689-2987

E-mail: andy.tucker@nelsonmullins.com

To the Sponsor, to:

Energem LLC

Level 3, Tower 11, Avenue 5, No. 8
Jalan Kerinchi, Bangsar South

Wilayah Persekutuan

Kuala Lumpur, Malaysia 59200
Attn: Swee Guan Hoo

Telephone No.: +(60) 3270 47622
E-mail: sghoo@energemcorp.com

with a copy to:

Rimon, P.C.

1990 K Street NW, Suite 420

Washington, D.C. 20006

Attn: Debbie Klis; Debra Vernon

Telephone: (202) 971-9494; (650) 292-5910

E-mail: debbie.klis@rimonlaw.com; debra.vernon@rimonlaw.com

To a Holder, to the address set forth below such Holder’s name on Schedule I hereto.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the Founder Shares, Private Placement Lock-up Period, or Consideration Shares Lock-up Period, no Holder of Founder Shares, Private Placement Shares or Consideration Shares may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

5.5 Amendments and Modifications. Upon the written consent of (i) the Company, (ii) the Sponsor (if the Sponsor holds Registrable Securities at the time in question), (iii) a majority-in-interest of Registrable Securities held by the Founders at the time in question, and (iv) a majority-in-interest of the Holders of Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the capital shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Termination of Prior Agreement. The Prior Agreement is hereby terminated in its entirety effective as of the completion of the Business Combination.

5.7 No Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8 Term. This Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities without registration pursuant to Rule 144 (or any similar provision) under the Securities Act with no volume or other restrictions or limitations. The provisions of Section 3.5 and Article IV shall survive any termination.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ENERGEM CORP.

By:
Name:	Swee Guan Hoo
Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

SPONSOR:

ENERGEM LLC

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDERS:

By:
Name:
Title:
Email:
Address:

[Signature Page to Registration Rights Agreement]

Exhibit C

Executive Employment Agreement

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of [Date] (the “Effective Date”), by and between [Company Name] (together with its successors and assigns, the “Company”), and [Executive Name] (“Executive”). As the context of this Agreement so requires, Executive and the Company are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, as the Company’s [●].

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.	Employment and Term. The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on the Effective Date and end on the date on which the term of employment is terminated in accordance with Section 5. Executive’s employment with the Company shall be on a “contract for services” basis.

2.	Position, Duties and Responsibilities, Location, and Commuting.

(a)	Position and Duties. During the Term, the Company shall employ Executive as [●]. Executive shall report directly to, and subject to the specific direction of, the Company’s Board of Directors (the “Board”). Executive shall have general overall authority and responsibility for [description of duties]. Executive shall also have such other duties, powers, and authority as are commensurate with his or her position as [●] and such other duties and responsibilities that are commensurate with his or her positions as specifically delegated to him or her from time to time by the Board.

(b)	Exclusive Services and Efforts. Executive agrees to devote his or her efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his or her position and, except as set forth herein, agrees to devote all of his or her professional time and attention to the business and affairs of the Company. Executive shall be entitled to engage in service on the board of directors of one (1) not-for-profit organization to the extent such service does not interfere with the performance of his or her duties and responsibilities to the Company, as determined by the Company in its sole reasonable discretion.

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(c)	Compliance with Company Policies. Executive shall be subject to the Bylaws, policies, practices, procedures and rules of the Company, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics, all of which shall form an integral part of the terms of this Agreement. Executive’s violation of the terms of such documents shall be considered a breach of the terms of this Agreement.

(d)	Location of Employment. Executive’s principal office, and principal place of employment, shall be at the Company’s offices in [Malaysia]; provided that Executive may be required under business circumstances to travel outside of such location in connection with performing his or her duties under this Agreement.

3.	Salary and Incentives.

(a)	Base Salary. During the Term, the Company shall pay to Executive a monthly salary of RM[Amount] (“Base Salary”). The Compensation Committee of the Board (the “Committee”) may increase or decrease the Base Salary, in its sole discretion, taking into account Company and individual performance objectives.

(b)	Annual Cash Bonus. During the Term, Executive may be eligible to receive an annual cash bonus, on terms and conditions as determined by the Committee in its sole discretion taking into account Company and individual performance objectives.

(c)	Transaction Incentive Bonus. The Executive may be eligible and receive a certain incentive bonus provided on terms and conditions as approved by the Committee, taking into account Company and Company growth objectives.

(d)	Statutory Contributions & Monthly Tax Deduction. The Company shall make necessary statutory contribution to the Employees Provident Fund (EPF),the Social Security Organisation (SOCSO) and the Employee’s Insurance Scheme (EIS) in accordance with the prevailing statutory requirements. The Company shall deduct such sums as may be required from your monthly salary for the contribution of EPF, SOCSO, scheduled monthly income tax deductions (PCB) and other similar contributions and/or payments as required by law.

(e)	Long-Term Incentive Award. During the Term, Executive shall be eligible to participate in the Company’s long-term incentive plan, on terms and conditions as determined by the Committee in its sole discretion taking into account Company and individual performance objectives.

4.	Employee Benefits and Perquisites.

(a)	Benefits. Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to other employees of the Company, subject to Executive’s satisfaction of all applicable eligibility conditions of such plans, programs, and arrangements. Nothing herein shall be construed to limit the Company’s ability to amend or terminate any employee benefit plan or program in its sole discretion.

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(b)	Fringe Benefits, Perquisites, and Annual Leave. During the Term, Executive shall be entitled to participate in all fringe benefits and perquisites made available to other employees of the Company, subject to Executive’s satisfaction of all applicable eligibility conditions to receive such fringe benefits and perquisites. In addition, Executive shall be eligible for up to [14 days] of Annual Leave (“Annual Leave”) per calendar year in accordance with the Company’s vacation and Annual Leave policy, inclusive of vacation days and excluding medical leaves and standard paid Company holidays, in the same manner as Annual Leave days for employees of the Company generally accrue.

(c)	Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable pre-approved business and travel expenses incurred in the performance of his or her job duties, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with and subject to the expense reimbursement policy of the Company.

5.	Termination.

(a)	General. The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate his or her employment for any reason or no reason, in either case subject only to the terms of this Agreement; provided, however, that the Company and the Executive is required to provide to the other party at least sixty (60) days’ written notice of intent to terminate employment for any reason unless the Company specifies an earlier date of termination or in lieu thereof, payment in lieu of such notice. For purposes of this Agreement, the following terms have the following meanings:

(i)	“Accrued Benefits” shall mean: (i) accrued but unpaid Base Salary through the Termination Date; (ii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the Termination Date; (iii) accrued but unused Annual Leave days; and (iv) all other payments, benefits, or fringe benefits to which Executive shall be entitled as of the Termination Date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant; all payable within thirty (30) days following the Termination Date.

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(ii)	“Cause” shall mean: (i) a breach by Executive of his or her fiduciary duties to the Company; (ii) Executive’s breach of this Agreement, which, if curable, remains uncured or continues after ten days’ notice by the Company thereof; (iii) the commission of (A) any crime constituting a felony in the jurisdiction in which committed, (B) any crime involving moral turpitude (whether or not a felony), or (C) any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony); (iv) illegal or controlled substance abuse or insobriety by Executive; (v) Executive’s material negligence or dereliction in the performance of, or failure to perform Executive’s duties of employment with the Company, which remains uncured or continues after ten days’ notice by the Company thereof; (vi) Executive’s refusal or failure to carry out a lawful directive of the Company or any member of the Board or any of their respective designees, which directive is consistent with the scope and nature of Executive’s responsibilities; or (vii) any conduct, action or behavior by Executive that is, or is reasonably expected to be, materially damaging to the Company, whether to the business interests, finance or reputation. In addition, Executive’s employment shall be deemed to have terminated for Cause if, on the date Executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.

(iii)	“Just Cause” shall mean a material breach by the Company of its obligations under this Agreement, upon which Executive notifies the Board in writing of such material breach within thirty (30) days of such occurrence and such material breach shall have not been cured within thirty (30) days after the Board’s receipt of written notice thereof from Executive.

(iv)	“Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement.

(b)	Termination Without Cause or Termination by Executive for Just Cause. In the event that Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Just Cause, Executive shall be entitled to receive the Accrued Benefits. [In addition, commencing on the first payroll date following the date that is sixty (60) days following the Termination Date, the Company shall continue to pay Executive his or her Base Salary, in accordance with customary payroll practices and subject to applicable withholding, statutory contributions and income taxes (the “Severance Payments”), for [six (6) months] (the “Severance Period”); provided, however, that the Severance Payments shall be conditioned upon the execution, non-revocation, and delivery of a general release of claims by Executive, in a form reasonably satisfactory to the Company, within sixty (60) days following the Termination Date. In the event that Executive fails to timely execute and deliver such a release, the Company shall have no obligation to pay Severance Payments under this Agreement.]

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(c)	All Other Terminations. In the event that Executive’s employment hereunder is terminated by the Company for Cause, by Executive without Just Cause, or due to Executive’s death or disability, Executive shall be entitled to receive the Accrued Benefits.

(d)	Return of Company Property. Upon termination of Executive’s employment for any reason or under any circumstances, Executive shall promptly return any and all of the property of the Company and any affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials).

(e)	Post-Termination Cooperation. Executive agrees and covenants that, following the Term, he or she shall, to the extent requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Executive, by virtue of his or her employment with the Company or any other position that Executive holds that is affiliated with or was held at the request of the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Executive for his or her reasonable out-of-pocket expenses incurred in compliance with this Section.

6.	Other Tax Matters & Statutory Contributions.

(a)	The Company shall be entitled to withhold and make payment/ contribution of all applicable federal, state, and local taxes, social security, EPF, SOCSO workmen’ compensation contributions, EIS and other statutory contributions as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

(b)	Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall comply with the requirements regarding the deferred annuity under the Income Tax Act 1967, as amended (the “ITA 1967”).

(c)	All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of ITA 1967. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

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7.	Non-Solicitation.

(a)	Beginning on the date hereof and through the date that is [two years] following the Termination Date (the “Restricted Period”), Executive will not, and will cause his or her affiliates not to, directly or indirectly, through or in association with any third party (1) call on, solicit, or service, engage or contract with, or take any action which may interfere with, impair, subvert, disrupt, or alter the relationship, contractual or otherwise, between the Company and any current or prospective customer, supplier, distributor, developer, service provider, licensor, or licensee or other material business relation of the Company, (2) divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished, or sold by the Company) of any of the clients, customers, or accounts, or prospective clients, customers, or accounts, of the Company or (3) attempt to do any of the foregoing, either for Executive’s own purposes or for any other third party.

(b)	During the Restricted Period, Executive will not, and will cause his or her affiliates not to, directly or indirectly, through or in association with any third party (1) solicit, induce, recruit, or encourage any employees or independent contractors of or consultants to the Company to terminate their relationship with the Company or take away or hire such employees, independent contractors, or consultants or (2) attempt to do any of the foregoing, either for Executive’s own purposes or for any other third party.

8.	Nondisclosure and Nonuse of Confidential Information.

(a)	Executive acknowledges that: (i) the Confidential Information (as hereinafter defined) is a valuable, special, and unique asset of the Company, the unauthorized disclosure or use of which could cause substantial injury and loss of profits and goodwill to the Company; (ii) Executive is in a position of trust and subject to a duty of loyalty to the Company, and (iii) by reason of his or her employment and service to the Company, Executive will have access to the Confidential Information. Executive, therefore, acknowledges that it is in the Company’s legitimate business interest to restrict Executive’s disclosure or use of Confidential Information for any purpose other than in connection with Executive’s performance of Executive’s duties for the Company, and to limit any potential misappropriation of such Confidential Information by Executive.

(b)	Executive will not disclose or use at any time, either during the Term or thereafter, any Confidential Information (as hereinafter defined) of which Executive is or becomes aware, whether or not such information is developed by him or her, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company or has been expressly authorized by the Board; provided, however, that this sentence shall not be deemed to prohibit Executive from complying with any subpoena, order, judgment, or decree of a court or governmental or regulatory agency of competent jurisdiction (an “Order”); provided, further, however, that (i) Executive agrees to provide the Company with prompt written notice of any such Order and to assist the Company, at the Company’s expense, in asserting any legal challenges to or appeals of such Order that the Company in its sole discretion pursues, and (ii) in complying with any such Order, Executive shall limit his or her disclosure only to the Confidential Information that is expressly required to be disclosed by such Order. Executive will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss, and theft. Executive shall deliver to the Company at the Termination Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, electronic information, files and software, and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company which Executive may then possess or have under his or her control.

(c)	As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public (including the existence and content of this Agreement) and that is used, developed, or obtained by the Company in connection with its business, including, but not limited to, information, observations, and data obtained by Executive while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software and hardware, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases and data, (x) accounting and business methods, (xi) inventions, devices, new developments, methods, and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients (and all information with respect to such persons) and customer or client lists, (xiii) suppliers (and all information with respect to such persons) or supplier lists, (xiv) other copyrightable works, (xv) all production methods, processes, technology, and trade secrets, and (xvi) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

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9.	Property; Inventions and Patents.

(a)	Property. Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos, products, equipment, and all similar or related information and materials (whether patentable or unpatentable) (collectively, “Inventions”) which relate to the Company’s actual or anticipated business, research and development, or existing or future products or services and which are conceived, developed, or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed (and for the Restricted Period if and to the extent such Inventions result from any work performed for the Company, any use of the Company’s premises or property or any use of the Company’s Confidential Information) by the Company (including those conceived, developed, or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, brands, tradename and service mark applications or registrations, copyrights, and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), belong in all instances to such member of the Company. Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Term) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney, and other instruments) and to provide reasonable assistance to the Company (whether during or after the Term) in connection with the prosecution of any applications for patents, trademarks, brands, trade names, service marks, or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States and Malaysia and that to the extent Work Product constitutes works for hire, the Work Product is the exclusive property of the Company, and all right, title, and interest in the Work Product vests in the Company. To the extent Work Product is not works for hire, the Work Product, and all of Executive’s right, title, and interest in Work Product, including without limitation every priority right, is hereby assigned to the Company.

(b)	Cooperation. Executive shall, during the Term and at any time thereafter, assist and cooperate fully with the Company in obtaining for the Company the grant of certificate of patent, copyrights, and any other intellectual property rights relating to the Work Product in the United States and Malaysia and/or such other countries as the Company may designate. With respect to Work Product, Executive shall, during the Term and at any time thereafter, execute all applications, statements, instruments of transfer, assignment, conveyance or confirmation, or other documents, furnish all such information to the Company and take all such other appropriate lawful actions as the Company requests that are necessary to establish the Company’s ownership of such Work Product. Executive will not assert or make a claim of ownership of any Work Product, and Executive will not file any applications for patents or copyright or trademark registration relating to any Work Product.

(c)	No Designation as Inventor; Waiver of Moral Rights. Executive agrees that the Company shall not be required to designate Executive as the inventor or author of any Work Product. Executive hereby irrevocably and unconditionally waives and releases, to the extent permitted by applicable law, all of Executive’s rights to such designation and any rights concerning future modifications to any Work Product. To the extent permitted by applicable law, Executive hereby waives all claims to moral rights in and to any Work Product.

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(d)	Pre-Existing and Third-Party Materials. Executive will not, in the course of employment with the Company, incorporate into or in any way use in creating any Work Product any pre-existing invention, improvement, development, concept, discovery, works, or other proprietary right or information owned by Executive or in which Executive has an interest without the Company’s prior written permission. Executive hereby grants the Company a nonexclusive, royalty-free, fully-paid, perpetual, irrevocable, sublicensable, worldwide license to make, have made, modify, use, sell, copy, and distribute, and to use or exploit in any way and in any medium, whether or not now known or existing, such item as part of or in connection with such Work Product. Executive will not incorporate any invention, improvement, development, concept, discovery, intellectual property, or other proprietary information owned by any party other than Executive into any Work Product without the Company’s prior written permission.

(e)	Attorney-in-Fact. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright, trademark, and mask work registrations with the same legal force and effect as if executed by Executive, if the Company is unable because of Executive’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Executive’s signature for the purpose of applying for or pursuing any application for any United States, Malaysia or foreign patents or mask work or copyright or trademark registrations covering the Work Product owned by the Company pursuant to this Section.

10.	Enforcement. Because Executive’s services are special, unique, and extraordinary and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company, or any of its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

11.	Assurances by Executive. Executive represents and warrants to the Company that he or she may enter into and fully perform all of his or her obligations under this Agreement and as an employee of the Company without breaching, violating, or conflicting with (i) any judgment, order, writ, decree, or injunction of any court, arbitrator, government agency, or other tribunal that applies to Executive or (ii) any agreement, contract, obligation, or understanding to which Executive is a party or may be bound.

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12.	Termination or Repayment of Severance Payments. In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if Executive violates any provision of this Agreement, any obligation of the Company to pay Severance Payments shall be terminated and of no further force or effect, and Executive shall promptly repay to the Company any Severance Payments previously made to Executive, in each case, without limiting or affecting Executive’s obligations under this Agreement the Company’s other rights and remedies available at law or equity.

13.	Notices. Except as otherwise specifically provided herein, any notice, consent, demand, or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one day after being deposited with Federal Express, registered post or other nationally recognized overnight delivery service, or three days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at his or her address set forth following his or her signature below. Either party may change such address from time to time by notice to the other.

14.	Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Malaysia, without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied

In the event of any contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, each of the parties shall bear its own costs and expenses.

15.	Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company (other than Executive). By an instrument in writing similarly executed (and not by any other means), either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

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16.	Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

17.	Assignment. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive. The obligations of Executive hereunder shall be binding upon Executive’s heirs, administrators, executors, assigns, and other legal representatives. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

18.	Voluntary Execution; Representations. Executive acknowledges that (a) he or she has consulted with or has had the opportunity to consult with independent counsel of his or her own choosing concerning this Agreement and has been advised to do so by the Company, and (b) he or she has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his or her own judgment and without duress.

19.	Headings. The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

20.	Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

21.	Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of his or her incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his or her beneficiary, estate, or other legal representative.

22.	Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

23.	Severability. It is fully the desire and intent of the parties hereto that the provisions of this Agreement be enforced as permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

24.	Right of Set Off. In the event of a breach by Executive of the provisions of this Agreement, the Company is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and after ten days prior written notice to Executive, to set off and apply any and all amounts at any time held by the Company on behalf of Executive and all indebtedness at any time owing by the Company to Executive against any and all of the obligations of Executive now or hereafter existing.

25.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

26.	Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement.

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[COMPANY NAME]

By:
[Name]

Title:
[Title]

EXECUTIVE:

By:
[Name]

[Signature Page to Employment Agreement]

Exhibit D

GRAPHJET TECHNOLOGY1
2022 OMNIBUS equity incentive PLAN

SECTION 1.
ESTABLISHMENT, OBJECTIVES AND DURATION

1.1. ESTABLISHMENT. Subject to the approval of the shareholders Energem Corp. (the “Company”), the Company has established the Graphjet Technology 2022 Omnibus Equity Incentive Plan (the “Plan”), as set forth herein, conditioned upon and effective as of the closing of the transactions contemplated by the Share Purchase Agreement (“Effective Date”).

1.2. PURPOSE. The purpose of the Plan is to enhance shareholder value by linking long-term incentive compensation to the financial performance of the Company and to further align Participants’ financial rewards with the financial rewards realized by the Company and its shareholders. The Plan is also a vehicle to attract and retain key personnel. To accomplish the foregoing, the Plan provides that the Company may grant Incentive Share Options, Nonqualified Share Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares and/or Performance Units.

1.3. DURATION. The Plan shall remain in effect, subject to the right of the Company’s Board of Directors to amend or terminate the Plan at any time pursuant to Section 14, until the earlier of ten (10) years following its Effective Date or the date that all Shares subject to the Plan shall have been purchased or granted according to the Plan’s provisions.

1.4. APPROVAL BY SHAREHOLDERS. The Plan has been adopted by the Board of Directors subject to approval by the shareholders of the Company at an extraordinary general meeting of shareholders held following the adoption by the Board. Awards may be granted prior to shareholder approval, but no Award may be exercised or settled until the Plan is approved by the shareholders, and if the Plan is not so approved within twelve (12) months before or after the Effective Date, the Plan and all Awards granted under the Plan shall be null and void.

SECTION 2.
DEFINITIONS

Whenever used in the Plan, the following capitalized terms shall have the meanings set forth below:

2.1.  “ARTICLES” means the memorandum and articles of the Company, as amended, restated or supplemented from time to time.

2.2. “AWARD” means, individually or collectively, a grant under the Plan of Nonqualified Share Options, Incentive Share Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares, or Performance Units.

1 Company name to be changed to Graphjet Technology upon shareholder approval.

2.3. “AWARD AGREEMENT” means a written (or electronic) document setting forth the terms and provisions applicable to an Award granted to the Participant under the Plan, which need not be executed unless required by the Committee, and is a condition to the grant of an Award hereunder.

2.4. “BOARD” means the Board of Directors of the Company.

2.5. “CHANGE IN CONTROL” means, the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, as determined in accordance with this Section 2.4. In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, the following provisions shall apply:

(a) A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (a “Person”)), acquires ownership of the equity securities of the Company that, together with the equity securities held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a Person is considered either to own more than 50% of the total fair market value or total voting power of the equity securities of the Company, or to have effective control of the Company within the meaning of subsection (B), and such Person acquires additional equity securities of the Company, the acquisition of additional equity securities by such Person shall not be considered to cause a “change in the ownership” of the Company.

(b) A “change in the effective control” of the Company shall occur on either of the following dates:

(i) The date on which any Person, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of equity securities of the Company possessing 30% or more of the total voting power of the Company’s equity securities, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). If a Person is considered to possess 30% or more of the total voting power of the Company’s equity securities, and such Person acquires additional equity securities of the Company, the acquisition of additional equity securities by such Person shall not be considered to cause a “change in the effective control” of the Company; or

(ii) The date on which a majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).

(c) A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the holders of the Company’s equity securities, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).

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(d) For the purposes of this Plan and this Section 2.5, the following acquisitions shall not constitute a Change in Control: (i) an acquisition by the Company or entity controlled by the Company, or (ii) an acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company.

The above definition of “Change in Control” shall be interpreted by the Board, in good faith, and to comply with Code Section 409A.

2.6 “CHIEF EXECUTIVE OFFICER” or “CEO” shall mean the chief executive officer of the Company or his or her designee.

2.7. “CODE” means the Internal Revenue Code of 1986, and all regulations and formal guidance issued thereunder, as amended from time to time, or any successor legislation thereto.

2.8. “COMMITTEE” means the Compensation Committee of the Board, or such other committee as shall be appointed by the Board as provided in Section 3 to administer the Plan, or in the absence of either, the Board.

2.9. “COMPANY” means Graphjet Technology,2 a Cayman Islands exempted company, and any successor to all or substantially all of the assets or shares of such entity as provided in Section 17.

2.10. “DIRECTOR” means any individual who is a member of the Board or the board of directors of any Subsidiary.

2.11. “DISABILITY” means, unless otherwise provided in the Award Agreement or in an employment, change of control or similar agreement in effect between the Participant and the Company or a Subsidiary, the Participant is unable to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or a Subsidiary.

2.12. “EFFECTIVE DATE” means the date specified in Section 1.1..

2.13. “EMPLOYEE” means any employee of the Company or any Subsidiary.

2 Company name to be changed to Graphjet Technology upon shareholder approval.

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2.14. “EXCHANGE ACT” means the Securities Exchange Act of 1934, and all rules and formal guidance issued thereunder, as amended from time to time, or any successor act thereto.

2.15. “FAIR MARKET VALUE” means, with respect to the relevant date, the fair market value of the Shares for such date, as determined by the Committee in good faith and, if applicable, in compliance with Code Section 409A or, in the case of ISOs, Code Section 422(b)(4). In the case of NSOs or SARs, this may include but is not limited to, any of the following valuation methods if the Shares are duly listed on a national securities exchange or on The Nasdaq Stock Market:

(i)	the closing price of a Share on such date, or, if there are no sales on such date, on the next preceding day on which there were sales,

(ii)	the last sale before or the first sale after the grant,

(iii)	the closing price on the trading day before or the trading day of the grant,

(iv)	the arithmetic mean of the high and low prices on the trading day before or the trading day of the grant, or

(v)	an average selling price during a specified period that is within 30 days before or 30 days after the applicable valuation date; provided that the average selling price method described in this clause (v) is irrevocably approved by the Committee for use with the applicable Award before the beginning of the specified period (for this purpose, the term average selling price refers to the arithmetic mean of the high and low selling prices on all trading days during the specified period, or the average of such prices over the specified period weighted based on the volume of trading of such Share on each trading day during such specified period); and provided, further, that the Committee must designate the Participant who will be granted the Award, the number of Shares that are subject to the Award, and the method for determining the exercise price or base price including the period over which the averaging will occur, before the beginning of the specified averaging period.

Such price shall be subject to adjustment as provided in Section 4.3.

2.16. “INCENTIVE SHARE OPTION” or “ISO” means the right to purchase Shares pursuant terms and conditions that are intended to qualify as, and that satisfy the requirements applicable to, an incentive stock option within the meaning of Code Section 422, as described in Section 6.

2.17.  “NaMED EXECUTIVE OFFICERs” means the CEO, the Chief Financial Officer, and each of the three most highly compensated executive officers of the Company other than the CEO and Chief Financial Officer, at the end of the most recently completed financial year of the Company.

2.18. “NONQUALIFIED SHARE OPTION” or “NSO” means the right to purchase Shares pursuant to terms and conditions that are not intended to be, or do not qualify as, an Incentive Share Option as described in Section 6.

2.19. “OPTION” means an Incentive Share Option or a Nonqualified Share Option, as described in Section 6.

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2.20. “OPTION PRICE” means the per Share purchase price of a Share purchased pursuant to an Option.

2.21. “PARTICIPANT” means an Employee, prospective Employee, Director, or consultant, advisor or contractor to the Company or any Subsidiary who has outstanding an Award granted under the Plan and includes those former Employees and former Directors who have certain post-termination rights under the terms of an Award.

2.22.  “PERFORMANCE PERIOD” means the time period during which performance goals must be achieved with respect to an Award, as determined by the Committee.

2.23. “PERFORMANCE SHARE” means an Award granted to a Participant that entitles the Participant to delivery of Shares upon achievement of performance goals, as described in Section 9.

2.24. “PERFORMANCE UNIT” means an Award that entitles the Participant to a cash payment upon achievement of performance goals, as described in Section 9.

2.25. “PERIOD OF RESTRICTION” means the period or periods during which the transfer of an Award or the Shares is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Award or Shares are subject to a substantial risk of forfeiture, as provided in Sections 8 and 9.

2.26. “PERSON” shall mean an individual or a corporation, partnership, limited liability company, association, trust, unincorporated organization, or other legal entity or organization.

2.27. “PLAN” means this Graphjet Technology3 2022 Omnibus Equity Incentive Plan, as set forth herein.

2.28. “RESTRICTED SHARES” means an Award of Shares subject to vesting conditions, which is granted to a Participant pursuant to Section 8.

2.29. “RESTRICTED SHARE UNIT” or “RSUs” shall mean a right to receive Shares or cash upon vesting pursuant to Section 8.

2.30. “SERVICE” shall mean the performance of services for the Company (or any Subsidiary) within the meaning of Code Section 409A, except to the extent otherwise specifically provided in the Award Agreement.

2.31. “SETTLED” shall mean, with respect to an Award, when the Award is fully exercised, vested, forfeited, canceled, expired or otherwise terminated in accordance with the terms of such Award.

3 Company name to be changed to Graphjet Technology upon shareholder approval.

5

2.32. “SHARE” or “SHARES” means Class A ordinary shares, par value $0.0001 per share of the Company.

2.33. “SHARE APPRECIATION RIGHT” or “SAR” means a right, designated as an SAR, to receive the appreciation in the Fair Market Value of Shares pursuant to the terms of Section 7.

2.34. “SUBSIDIARY” means any corporation or other entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest in another corporation or entity in the chain, commencing with the Company; provided, however, that with respect to any ISO, the term “Subsidiary” means any entity during any period in which it is a “parent corporation” (as that term is defined in Code Section 424(e)) with respect to the corporation or a “subsidiary corporation” (as that term is defined in Code Section 424(f)) with respect to the Company.

2.35 “VESTING TRANCHE” shall mean the portion of an Award that vests or with respect to which restrictions lapse on a certain date due to attainment of specified vesting conditions as stated in the Award Agreement or Plan.

SECTION 3.
ADMINISTRATION

3.1. PLAN ADMINISTRATION. The Committee shall administer the Plan. The Committee shall consist of not fewer than two Directors who are non-Employee Directors of the Company, within the meaning of Rule 16b-3 of the Exchange Act; and “independent directors” for purposes of the rules of the exchange on which the Shares are traded. The Board may, from time to time, remove members from, or add members to, the Committee. Any vacancies on the Committee shall be filled by members of the Board. Acts of a majority of the Committee at which a quorum is present, or acts reduced to or approved in writing by unanimous consent of the members of the Committee, shall be valid acts of the Committee.

3.2. AUTHORITY OF THE COMMITTEE. Except as limited by applicable law or by the Articles , and subject to the provisions herein, the Committee shall have full power to select Participants to participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations consistent with the terms of the Plan for the Plan’s administration; and amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the sole discretion of the Committee as provided in the Plan and subject to Section 14; provided that the Committee shall not have the authority to amend any Option or SAR to reduce its Option Price or base price except in accordance with Sections 4.3 and 4.4. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan, including establishing administrative methods for the exercise of Options and SARs. The Committee’s determinations, interpretations and actions under the Plan need not be uniform and may be made selectively among Participants and their estates and beneficiaries.

3.3. DECISIONS BINDING. All determinations and decisions made by the Committee (or its delegate) pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all Persons, including the Company, its shareholders, Employees, Directors, Participants, and their estates and beneficiaries.

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3.4. DELEGATION BY COMMITTEE. Unless prohibited by applicable law, the Articles or the applicable rules of a stock exchange, the Committee may delegate all or some of its responsibilities and powers to any one or more of its members. The Committee also may delegate some or all of its administrative duties to any officer of the Company and may delegate some or all of its administrative powers to the CEO. The Committee may delegate to the CEO the authority to grant Awards under the Plan to Participants and potential Participants who are not Directors or Named Executive Officers of the Company or any Subsidiaries, provided that the terms and conditions of such Awards shall be set forth in an Award Agreement approved in substantial form by the Committee prior to the grant of said Awards, the Committee in its delegation shall specify the maximum Shares that may be awarded to one Participant pursuant to such delegation in any calendar year, and the CEO shall report any such grants to the Committee at its next meeting. In the case of any such delegation, references in this Plan to the “Committee” shall include any such delegate, as applicable. The Committee hereby delegates to each of the Company’s Corporate Secretary and Chief Legal Officer (or his or her equivalent) the authority to document any and all Awards made by the Committee and/or the CEO under the Plan. The Committee may revoke any such allocation or delegation at any time.

3.5. INFORMATION TO BE FURNISHED TO COMMITTEE. The records of the Company and Subsidiaries as to an Employee’s, Director’s or Participant’s employment, termination of employment, performance of Services, termination of Services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be manifestly incorrect. Participants and other persons entitled to benefits under the Plan must, as a condition to the receipt or settlement of any Award hereunder, furnish the Committee with such evidence, data or information as the Committee reasonably considers desirable to carry out the terms of the Plan.

3.6. INDEMNIFICATION. In addition to such other rights of indemnification that they have as members of the Board or the Committee, the Company shall indemnify the members of the Committee (and any delegates of the Committee, as permitted under Section 3.4), to the extent permitted by applicable law and the Articles, against reasonable expenses (including, without limitation, attorney’s fees) actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award awarded hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Articles relating to indemnification of the members of the Board) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to such matters as to which it is adjudged in such action, suit or proceeding that such Committee member or members (or their delegates) did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that no such indemnification made be made in respect of any matter arising out of such Committee member’s or members’ willful default, willful neglect or actual fraud.

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SECTION 4.
SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1. SHARES AVAILABLE FOR AWARDS.

(a) The Shares available for Awards shall be authorized and unissued Shares. The aggregate number of Shares that may be issued or used for reference purposes under the Plan or with respect to which Awards, including but not limited to ISOs, may be granted shall not exceed [●] Shares (the “Share Reserve”) subject to adjustment as provided in Section 4.3 for any share split made on or immediately after the Effective Date. Subject to the shareholders of the Company resolving to increase the authorized share capital if required pursuant to applicable law and the Articles, the Share Reserve (other than with respect to ISOs) will automatically increase on January 1st of each year for the duration of the Plan beginning on January 1st of the year following the year in which the Effective Date occurs, in an amount equal to 5% of the total number of Shares outstanding on December 31st of the preceding calendar year, provided, that the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of Shares than would otherwise occur as provided above. The Share Reserve shall in all events be subject to further adjustment as provided in Section 4.3. In no event shall fractional Shares be issued under the Plan. For clarity, the Share Reserve in this Section 4.1(a) is a limitation on the number of Shares that may be issued pursuant to this Plan. Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or other applicable exchange rule, and any such issuance will not reduce the number of Shares available for issuance under this Plan.

(b) Upon:

(i) a payout of a SAR, RSU, or Performance Unit Award under this Plan in the form of cash; or

(ii) a cancellation, termination, expiration without exercise, forfeiture, or lapse for any reason, of any Award under this Plan, the number of Shares underlying any such Award that were not issued as a result of any of the foregoing actions shall again be available for the purposes of Awards under the Plan. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or a Subsidiary, Shares issued or issuable in connection with such substitute Award shall not be counted against the number of Shares reserved under the Plan but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business.

All Restricted Share Awards which vest, and all Shares issued in settlement of an Option, SAR, Restricted Share Award, Restricted Share Unit, or Performance Share Award, or withheld for payment of the Option Price or any tax imposed when the Award is exercised or settled, shall reduce the total number of Shares available under the Plan and shall not again be available for the grant of any Award hereunder.

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Notwithstanding the foregoing, when a share-settled SAR is exercised under the Plan, the total number of Shares subject to the SAR shall not be available for subsequent issuance under the Plan, regardless of the number of Shares used the settle the SAR.

4.2. INDIVIDUAL PARTICIPANT LIMITATIONS. Subject to adjustment as provided in Section 4.3, the maximum dollar value of Shares underlying Awards that may be granted to a Director in any financial year shall be $250,000, or during a Director’s initial financial year with the Company or its Subsidiary, 200% of such amount. In addition, the Board may provide for a limit on the dollar value or maximum aggregate number of Shares underlying Awards that may be granted to any one Named Executive Officer of the Company or any Subsidiary in any financial year, subject to adjustment as provided in Section 4.3:

4.3. ADJUSTMENTS. (a) Recapitalization. Notwithstanding any other provision of the Plan, if the Company is involved in a corporate transaction or any other event which affects the Shares (including, without limitation, any recapitalization, reclassification, reverse or forward share split, share dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares), then the Committee shall make or provide for such adjustments to Awards to prevent the dilution or enlargement of rights of the Awards as follows:

(i) The Committee shall take action to adjust the number and kind of Shares that are issuable under the Plan and the maximum limits for each type of Award;

(ii) The Committee shall take action to adjust the number and kind of Shares subject to outstanding Awards;

(iii) The Committee shall take action to adjust the Exercise Price or base price of outstanding Options and Share Appreciation Rights; and

(iv) The Committee shall make any other equitable adjustments.

Only whole Shares shall be issued in making the above adjustments. Further, the number of Shares available under the Plan or the number of Shares subject to any outstanding Awards shall be the next lower number of Shares, so that fractions are rounded downward. Any adjustment to or assumption of ISOs under this Section shall be made in accordance with Code Section 424. If the Company issues any rights to subscribe for additional Shares pro rata to holders of outstanding Shares of the class or classes of shares then set aside for the Plan, then each Participant shall be entitled to the same rights on the same basis as holders of outstanding Shares with respect to such portion of the Participant’s Award as is exercised on or prior to the record date for determining shareholders entitled to receive or exercise such rights.

(b) Reorganization. If the Company is part of any reorganization involving merger, consolidation, acquisition of the Share or acquisition of the assets of the Company, the Committee, in its discretion, may decide that:

(i) any or all outstanding Awards shall pertain to and apply, with appropriate adjustment as determined by the Committee, to the securities of the resulting corporation to which a holder of the number of Shares subject to each such Award would have been entitled;

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(ii) any or all outstanding Options or SARs shall become immediately fully exercisable (to the extent permitted under federal or state securities laws) and shall remain exercisable for the remaining term of the Options or SARs under the terms of the Plan;

(iii) any or all Options or SARs shall become immediately fully exercisable (to the extent permitted under federal or state securities laws) and shall be terminated after giving at least 30 days’ notice to the Participants to whom such Options or SARs have been granted; and/or

(iv) any or all unvested Awards and/or Awards on which restrictions have not yet lapsed shall become immediately fully vested, nonforfeitable and payable.

(c) Limits on Adjustments. Any issuance by the Company of shares of any class other than [●]of the Company, or securities convertible into shares of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to any Award, except as specifically provided otherwise in this Plan. The grant of Awards under the Plan shall not affect in any way the right or authority of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate or dissolve, or to liquidate, sell or transfer all or any part of its business or assets. All adjustments that the Committee makes under this Plan shall be conclusive.

4.4. PROHIBITION ON REPRICING. Anything else contained herein to the contrary notwithstanding, except as provided in Section 4.3, the Committee shall not amend any Option or SAR to reduce its Option Price or base price, and shall not issue to any Participant a new Award in exchange for the surrender and cancellation of any other Award, if such new Award has an Option Price or base price (as applicable) lower than that of the Award for which it is exchanged, or take any other action that would have the effect of reducing the Option Price or base price of an Option or SAR.

SECTION 5.
ELIGIBILITY AND PARTICIPATION

5.1. ELIGIBILITY. Persons eligible to participate in the Plan include current and future U.S. and non-U.S. Employees (including officers), consultants, advisors or contractors to the Company or a Subsidiary, and Directors, as designated by the Committee; provided that persons who have been offered employment by or an engagement with the Company or a Subsidiary may not receive any payment or exercise any right relating to an Award until such person begins employment or service with the Company or Subsidiary; and provided, further, however, that ISOs may only be granted to current or prospective U.S. Employees.

5.2. PARTICIPATION. Subject to the provisions of the Plan, the Committee shall determine and designate, from time to time, the Participants to whom Awards shall be granted, the terms of such Awards, and the number of Shares subject to such Award.

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SECTION 6.
SHARE OPTIONS

6.1. GRANT OF OPTIONS AND AWARD AGREEMENT.

(a) Option Grant. Subject to the terms and provisions of the Plan and the Articles, Options may be granted to one or more Participants in such number, upon such terms and provisions, and at any time and from time to time, as determined by the Committee, in its sole discretion. The Committee may grant either Nonqualified Share Options or Incentive Share Options and shall have complete discretion in determining the number of Options of each granted to each Participant, subject to the limitations of Section 4.

(b) Award Agreement. Each Award shall be evidenced by an Award Agreement, effective as of the grant date, which shall specify the Option Price, the term of the Option, the number of Shares subject to the Option, and such other provisions as the Committee shall determine, and which are not inconsistent with the terms and provisions of the Plan. The Award Agreement shall also specify whether the Option is to be treated as an ISO within the meaning of Code Section 422. If such Option is not designated as an ISO, such Option shall be deemed an NSO. No ISO may be granted to any person more than 10 years after the Effective Date of the Plan.

6.2. OPTION PRICE. The Committee shall designate the Option Price for each Share subject to an Option under the Plan; provided that such Option Price shall not be less than 100% of the Fair Market Value of Shares subject to an Option on the date the Option is granted, and which Option Price may not be subsequently decreased by the Committee except pursuant to Section 4.3 and in compliance with Code Section 409A; provided further that Shares cannot in any event be issued at less than par value and with respect to a Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of shares of the Company or any Subsidiary, the Option Price of Shares subject to an ISO shall be at least 110% of the Fair Market Value of such Shares on the ISO’s grant date.

6.3. TERM OF OPTIONS. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant, but in no event shall be exercisable later than the tenth (10th) anniversary of the grant date. Notwithstanding the foregoing, with respect to ISOs, in the case of a Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of the shares of the Company or any Subsidiary, no such ISO shall be exercisable later than the fifth (5th) anniversary of the grant date.

6.4. EXERCISE OF OPTIONS. Options granted under this Section 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each Award or for each Participant, and shall be set forth in the applicable Award Agreement, subject to Section 10. Notwithstanding the preceding sentence, the Fair Market Value of Shares to which ISOs are exercisable for the first time by any Participant during any calendar year may not exceed $100,000. Any ISOs that become exercisable in excess of such amount shall be deemed NSOs to the extent of such excess. The Committee, in its sole discretion and at any time, may establish procedures setting a minimum number of Shares that must be exercised at any one time.

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6.5. EXERCISE AND PAYMENT. Options granted under this Section 6 shall be exercised by the delivery of a written (or electronic) notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares and all applicable tax withholding. The Option Price and applicable tax withholding upon exercise of any Option shall be payable to the Company in full either:

(a) in cash or its equivalent,

(b) by tendering previously acquired whole Shares (held for any minimum period needed to avoid adverse impacts to the Company’s earnings for financial reporting purpose), valued at their Fair Market Value at the time of exercise, with such documentation as the Committee may require, or

(c) a combination (a) and (b).

In addition, payment of the Option Price and applicable tax withholding may be payable by one or more of the following methods upon written consent from the Committee if such method will not result in a charge to the Company’s earnings for financial reporting purposes:

(d) by a “net exercise” in which whole Shares that otherwise would be acquired on exercise are withheld (valued at their Fair Market Value at the time of exercise),

(e) by tendering other Awards payable under the Plan, or

(f) by cashless exercise through delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of proceeds from a sale of all or a portion of the whole Shares being exercised.

To the extent the Option Price and applicable tax withholding would require the sale or delivery of a fractional Share, any Shares sold or delivered shall be rounded down to the next whole Share and the Participant shall pay the remainder using method (a) above. As soon as practicable after receipt of a written (or electronic) notification of exercise and full payment, the Company shall deliver, electronically or in paper form, the Shares to the Participant. No Participant shall have any rights of a shareholder with respect to Shares subject to an Option, including any right to receive dividends, to vote, or to participate in the equity of the Company, until such Option has been exercised and payment made in full as provided herein.

SECTION 7.
SHARE APPRECIATION RIGHTS

7.1. GRANT OF SARS AND AWARD AGREEMENT.

(a) SAR Grant. Subject to the terms and conditions of the Plan and the Articles, SARs may be granted to Participants and at any time and from time to time, as determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Section 4) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs. The Committee shall designate, at the time of grant, the base price of the SAR, which base price shall be at least equal to the Fair Market Value of a Share on the grant date of the SAR. Base prices of SARs shall not subsequently be decreased by the Committee, except pursuant to Section 4.3 provided always that SARs cannot in any event be granted at less than the par value of the Shares they refer to. The Committee, in its sole discretion, may provide a maximum dollar limit on the total aggregate payment due under a SAR.

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(b) Award Agreement. Each Award shall be evidenced by an Award Agreement that shall specify the base price, the term of the SAR, and such other provisions as the Committee shall determine, and which are not inconsistent with the terms and provisions of the Plan.

7.2. TERM OF SARS. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that unless otherwise designated by the Committee, such term shall not exceed ten (10) years from the grant date.

7.3. EXERCISE OF SARS. SARs shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each Award or for each Participant and shall be set forth in the applicable Award Agreement, subject to Section 10. The Committee, in its sole discretion and at any time, may establish procedures setting a minimum number of Shares with respect to which the SAR must be exercised at any one time.

7.4. EXERCISE AND PAYMENT. SARs granted under this Section 7 shall be exercised by the delivery of a written (or electronic) notice of exercise to the Company, setting forth the number of Shares with respect to which the SAR is to be exercised, accompanied by full payment for all applicable tax withholding. The applicable tax withholding upon exercise of any SAR shall be payable to the Company in full in the same manner as set forth in Section 6.5 above. As soon as administratively practicable following exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Market Value of a Share on the date of exercise over the base price per Share; by

(b) The number of Shares with respect to which the SAR is exercised.

At the sole discretion of the Committee, exercisable at any time, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

SECTION 8.
RESTRICTED SHAREs and RESTRICTED SHARE UNITS

8.1. GRANT OF RESTRICTED SHARES OR RSUS AND AWARD AGREEMENT.

(a) Grant of Restricted Shares/Restricted Share Units. Subject to the terms and provisions of the Plan and the Articles, the Committee, at any time and from time to time, may grant Restricted Shares or RSUs to Participants in such amounts as the Committee shall determine in its sole discretion. The Committee shall have complete discretion in determining the number of Shares underlying each Award (subject to Section 4) and, consistent with the provisions of the Plan, in determining the terms and conditions, including the vesting, pertaining to such Award. The Committee may designate an RSU as payable in cash, in Shares, or a combination thereof.

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(b) Award Agreement. Each Award shall be evidenced by an Award Agreement that shall specify the vesting for each Vesting Tranche, the number of Shares granted, and such other provisions as the Committee shall determine pursuant to Section 8.3 or otherwise, and which shall not be inconsistent with the terms and provisions of the Plan.

8.2. TRANSFERABILITY OF RESTRICTED shares. Except as provided in this Section 8, a Restricted Share granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, until (i) they vest with respect to their Vesting Tranche, or (ii) upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion (subject to Section 10) and set forth in the Award Agreement.

8.3. settlement of award. Except as otherwise provided in Section 17.5 or in any Award Agreement, and subject to any deferral elected pursuant to Section 12.2, the Company shall retain the certificates representing Restricted Shares in the Company’s possession, or may deposit or transfer such Restricted Shares electronically to a custodian designated by the Committee, until such time as all conditions and/or restrictions applicable to such Restricted Shares have been satisfied. As soon as administratively practicable after a Restricted Share Award or RSU Award vests (for example, as part of a Vesting Tranche), Shares covered by the portion of such Restricted Share Award that vested, or in the case of RSUs cash and/or Shares covered by such vested RSU that vested, shall be delivered (in the case of Shares, electronically or in paper form) to the Participant.

8.4. SHAREHOLDER RIGHTS. Unless otherwise designated by the Committee in an Award Agreement: (i) a Participant shall have no shareholder rights with respect to the Shares subject to an RSU Award, including voting and cash dividend rights, and (ii) the Participant shall have voting rights but shall not have cash dividend rights with respect to Shares subject to a Restricted Share Award, until they vest (e.g., as part of a Vesting Tranche) and the Participant has received and become a holder of record of the Shares; provided, however, that in the event that any dividend constitutes a derivative security or an equity security pursuant to the rules under Section 16 of the Exchange Act, such dividend shall be added to the Restricted Share Award and subject to the same vesting conditions and Vesting Tranches as are applicable to the Restricted Shares with respect to which the dividend is paid.

SECTION 9.
PERFORMANCE UNITS AND PERFORMANCE SHARES

9.1. GRANT OF PERFORMANCE UNITS/SHARES AND AWARD AGREEMENT.

(a) Grant of Performance Unit/Shares. Subject to the terms of the Plan and the Articles, Performance Units and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee in its sole discretion, which shall not be inconsistent with the terms and provisions of the Plan and shall be set forth in an Award Agreement.

(b) Award Agreement. Each Award shall be evidenced by an Award Agreement that shall specify the initial value of the Award, the performance goals and the Performance Period, as the Committee shall determine, and which are not inconsistent with the terms and provisions of the Plan.

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9.2. VALUE OF PERFORMANCE UNITS/SHARES. Each Performance Share shall represent the Participant’s right to receive a Share (subject to Section 9.4) upon satisfaction of performance goals established by the Committee. Each Performance Unit shall represent the Participant’s right to receive a cash payment equal to the value of the Performance Unit (as determined by the Committee on the grant date, and subject to Section 9.4), upon satisfaction of the performance goals established by the Committee. The Committee shall set performance goals in its sole discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Shares and/or Performance Units that will be paid out to the Participant. For purposes of this Section 9, the time period during which the performance goals must be met shall be called a Performance Period.

9.3. EARNING OF PERFORMANCE UNITS/SHARES. Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units and/or Performance Shares shall be entitled to receive payment on his or her Performance Units and/or Performance Shares earned by the Participant over the Performance Period, based on the extent to which the corresponding performance goals have been achieved, as determined by the Committee. The Committee shall have the sole discretion to adjust the determination of the degree of attainment of the preestablished performance goals.

9.4. FORM AND TIMING OF PAYMENT OF PERFORMANCE UNITS/SHARES. Except as provided below, and subject to any deferral elected pursuant to Section 12.2, payment of earned Performance Units and/or Performance Shares shall be made in a single lump sum as soon as reasonably practicable following the close of the applicable Performance Period. Any Shares paid to a Participant may be subject to any restrictions deemed appropriate by the Committee.

9.5. PERFORMANCE MEASURES. The performance goals to be used for purposes of such grants shall be established by the Committee in writing and stated in terms of the attainment of specified levels of or percentage changes in any one or more of the following measurements: revenue; primary or fully-diluted earnings per Share; earnings before interest, taxes, depreciation, and/or amortization; pretax income; operating income; cash flow from operations; total cash flow; return on equity; return on capital; return on assets; net operating profits after taxes; economic value added; capital expenditures; expense levels; share price; debt levels; market share; total shareholder return or return on sales; or any individual performance objective which is measured solely in terms of quantitative targets related to the Company or the Company’s business; any other measurement approved by the Committee, in its sole discretion; or any combination thereof. In addition, such performance goals may be based in whole or in part upon the performance of the Participant or the Company or a Subsidiary, or a division and/or other operational unit thereof under one or more of such measures

9.6. SHAREHOLDER RIGHTS. Unless otherwise designated by the Committee in the Award Agreement, the Participant shall have no shareholder rights with respect to the Shares subject to the Performance Share Award, including voting and cash dividend rights, until after the Award has vested and the Participant has received and become a holder of record of the Shares; provided, however, that in the event that any dividend constitutes a derivative security or an equity security pursuant to the rules under Section 16 of the Exchange Act, such dividend shall be added to the Award and subject to the same accrual, forfeiture, and payout restrictions as apply to the underlying Award with respect to which the dividend is paid.

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SECTION 10.
VESTING AND FORFEITURES

10.1. Vesting. As part of making any Award, the Committee may determine the time and conditions under which the Award will vest and may specify partial vesting in one or more Vesting Tranches. Vesting may, in the Committee’s discretion, be based solely upon continued employment or Service for a specified period of time or may be based upon the achievement of specific performance goals as described in Section 9.5 above, which shall be established by the Committee in its discretion. For all purposes of this Plan, “vesting” of an Award shall mean:

(a) In the case of an Option or SAR, the time at which the Participant has the right to exercise the Award.

(b) In the case of Restricted Shares all conditions for vesting, as stated in the Award Agreement or Plan, are satisfied.

(c) In the case of Restricted Share Units all conditions for vesting, as stated in the Award Agreement or Plan, are satisfied.

(d) In the case of Performance Shares or Performance Units, the time at which the Participant has satisfied the requirements to receive payment on such Performance Shares or Performance Units, which shall not be less than one year from the grant date, except as otherwise provided in Section 10.2.

Vesting need not be uniform among Awards granted at the same time or to persons similarly situated. Vesting requirements shall be set forth in the applicable Award Agreement.

10.2. VESTING ON TERMINATION OF EMPLOYMENT. Unless otherwise approved by the Committee either at the time of grant or at some later date in accordance with Code Sections 409A and 422, upon the termination of the Participant’s employment or Service with the Company and its Subsidiaries, all outstanding Awards shall be cancelled and no longer exercisable on the date of the termination. To the extent that the Committee approves extended vesting or exercise provisions, such provisions need not be uniform among all Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for such termination.

10.3. ACCELERATION OF VESTING. The Committee may, in its sole discretion, accelerate the vesting, in whole or in part, of respect to any Award, but no such acceleration shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. The Committee may, in its sole discretion, designate to the CEO its power to accelerate the vesting of an Award granted to Participants who are not Directors or Named Executive Officers of the Company or any Subsidiaries. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

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10.4. EXTENSION OF EXERCISE PERIOD. The Committee may, in its sole discretion, subject to the terms of the Plan, exercisable either at the time an Award is granted or at any time while the Award remains outstanding, extend the period of time for which the Option or SAR is to remain exercisable following the Participant’s termination of employment or Service from the limited exercise period otherwise in effect for that Option or SAR to such greater period of time as the Committee shall deem appropriate, but in no event beyond the expiration of the maximum Option or SAR term permitted under this Plan, and/or to permit the Option or SAR to be exercised, during the applicable post-termination exercise period, not only with respect to the number of vested Shares for which such Option or SAR is exercisable at the time of the Participant’s termination of Service but also with respect to one or more additional installments in which the Participant would have vested had the Participant continued in Service. Such an extension may result in recharacterization of an ISO as a NSO.

SECTION 11.
TRANSFERABILITY OF AWARDS; BENEFICIARY DESIGNATION

11.1. LIMITS ON TRANSFERABILITY OF AWARDS.

(a) Except as otherwise provided below, Awards may be exercisable only by the Participant during the Participant’s lifetime, and Awards shall not be transferable other than by will or the laws of descent and distribution. Any purported transfer of any Award or any interest therein that does not comply with the terms of this Plan shall be null and void and confer no rights of any kind upon the purported transferee.

(b) The Committee may, in its discretion, permit a Participant to transfer any Award other than an ISO to any family member of such Participant, subject to such restrictions and limitations as the Committee may provide; provided, however, that any such Award shall remain subject to all vesting, forfeiture, and other restrictions provided herein and in the Award Agreement to the same extent as if it had not been transferred; and provided further that in no event shall any transfer for value be permitted. For purposes of this Section 11.1(b), the terms “family member” and “transfer for value” have the same meaning as in the General Instructions to SEC Form S-8, or such other form as the SEC may promulgate in replacement thereof.

(c) To the maximum extent permitted by law, no Award shall be subject, in whole or in part, to attachment, execution or levy of any kind; provided, however, that nothing contained herein shall affect the right of setoff set forth in Section 13.3.

(d) Nothing contained in this Section 11.1 shall preclude a Participant from transferring Restricted Shares that have vested or Shares that are issued in settlement of an Option, SAR, RSU, or Award of Performance Shares or Performance Units, subject to the remaining provisions of this Plan, the Articles and applicable law.

11.2. DESIGNATION OF BENEFICIARY. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing (or electronically, if permitted by the Committee) with the Secretary of the Company (or its designee) during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

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SECTION 12.
DEFERRALS; COMPLIANCE WITH SECTION 409A

12.1. PROHIBITION ON DEFERRALS OF OPTIONS, SARS, AND RESTRICTED SHAREs. No Participant shall have the right to defer the amount of Shares or cash payable upon the exercise or settlement of any Option or SAR, or the transfer of any Restricted Shares upon the vesting thereof.

12.2. DEFERRALS OF Restricted share units, PERFORMANCE UNITS AND PERFORMANCE SHARES. The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant upon the satisfaction of any requirements or goals with respect to Restricted Share Units, Performance Units or Performance Shares. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals, subject to the following:

(a) A deferral election may be made only at one of the following two times:

(i) In the case of an Award that cannot vest (other than by reason of death, Disability, or a Change in Control) earlier than the first anniversary of the date of grant, not later than the earlier of thirty (30) days after the date of grant or one (1) year prior to the earliest date on which the Award may vest.

(ii) In the case of an Award that is subject to a Performance Period of not less than one (1) year, and the vesting of which is subject to the attainment of Performance Criteria that are established within the first ninety (90) days of the Performance Period and that are not substantially certain of being achieved at the time of grant, not later than six (6) months prior to the end of the Performance Period.

(b) A deferral election shall state the time and manner of payment. Payment must either be on a specified date, at the time of the Participant’s separation from Service with the Company and its Subsidiaries (as defined in Code Section 409A), death, or Disability, or upon the occurrence of a Change in Control. Notwithstanding the foregoing:

(i) An amount payable by reason of a separation from Service to an Employee who is a “key employee” of the Company, as defined in Code Section 409A, shall not be paid until six (6) months after the separation from Service, and any portion of such amount that would otherwise be payable during such six (6)month period shall be paid instead at the end of such period;

(ii) Payment of any amount that the Company reasonably determines would not be deductible by reason of Code Section 162(m) shall be deferred until the earlier of the earliest date on which the Company reasonably determines that the deductibility of the payment will not be so limited, or the year following the separation from Service.

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(iii) Any payment that the Company reasonably determines will violate a term of a loan agreement to which the Company is a party, or other similar contract to which the Company is a party, and such violation will cause material harm to the Company shall be deferred until the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation, or such violation will not cause material harm to the Company;

(iv) Any payment that the Company reasonably anticipates that will violate Federal securities laws or other applicable law will be deferred until the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation; and

(v) The Committee may permit Participants to elect to further defer payments, provided that any such election is made not less than one (1) year prior to the date on which the payment would otherwise be made, and that the deferral is for a period of at least five (5) years.

(c) No payment that a Participant has elected to defer pursuant to this Section 12.2 may be paid at any earlier date, except in accordance with procedures adopted by the Committee in compliance with Code Section 409A.

12.3. COMPLIANCE WITH SECTION 409A. The provisions of this Plan, including but not limited to this Section 12, are intended to comply with the restrictions of Code Section 409A, and, notwithstanding the Participant consent requirements of Section 14.1, the Committee reserves the right to amend any provision of this Plan, or any outstanding Award, to the extent necessary to comply with Section 409A.

SECTION 13.
RIGHTS AND OBLIGATIONS OF PARTIES

13.1. NO GUARANTEE OF EMPLOYMENT OR SERVICE RIGHTS. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or Service at any time, nor confer upon any Participant any right to continue in the employ or Service of the Company or any Subsidiary.

For purposes of the Plan, temporary absence from employment or Service because of illness, vacation, approved leaves of absence, and transfers of employment or Service among the Company and its Subsidiaries, shall not be considered to terminate employment or Service or to interrupt continuous employment or Service. Conversion of a Participant’s employment relationship to a Service arrangement, and vice versa, shall not result in termination of previously granted Awards (although it may result in an ISO being recharacterized as an NSO).

13.2. PARTICIPATION. No Employee or Director shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

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13.3. RIGHT OF SETOFF AND CLAW-BACK. The Company or any Subsidiary may, to the extent permitted by applicable law (including Code Section 409A), deduct from and set off against any amounts the Company or Subsidiary may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company or a Subsidiary, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award) will be subject to any Company claw-back policy, as set forth in such claw-back policy or the Award Agreement. By accepting any Award granted hereunder, the Participant agrees to any deduction, claw-back or setoff under this Section 13.

13.4. SECTION 83(B) ELECTION. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the U.S. may be made, unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing before the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

13.5. DISQUALIFYING DISPOSITION NOTIFICATION. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Share Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

SECTION 14.
AMENDMENT, MODIFICATION, AND TERMINATION

14.1. AMENDMENT, MODIFICATION, AND TERMINATION. Except as otherwise provided in this Section 14.1 and subject to Section 14.2, at any time the Board may wholly or partially amend, modify, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants. However, without the approval of the Company’s shareholders given twelve months before or after the action by the Board if such shareholder approval is required by any federal or state law or regulation or the rules of any share exchange or automated quotation system on which the Shares may then be listed or quoted, no action of the Board may (i) increase the limit on the Share Reserve, (ii) reduce the exercise price per share of any outstanding Option or SAR granted under this Plan, (iii) cancel any Option or SAR in exchange for cash, another Award or an Option or SAR with a price per share that is less than the price per share of the original Option or SAR, or (iv) materially modify the requirements as to eligibility for participation in this Plan. The Committee shall have no authority to waive or modify any other Award term after the Award has been granted to the extent that the waived or modified term was mandatory under the Plan.

14.2. AWARDS PREVIOUSLY GRANTED. No termination, amendment, suspension, or modification of the Plan, other than to the extent necessary to comply with applicable U.S. or foreign laws, shall adversely affect in any material way any Award previously granted under the Plan, without the written (or electronic) consent of the Participant holding such Award.

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SECTION 15.
WITHHOLDING

The Company and its Subsidiaries shall have the power and the right to deduct or withhold from amounts due to the Participant by the Company or the Subsidiary, or require a Participant to remit to the Company or the Subsidiary as a condition of any Award, an amount (in case or in kind, subject to the approval of the Company) equal to the minimum Federal, State and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. Notwithstanding the above, in the case of Options or SARs, such tax withholding shall be accomplished as set forth in Section 6.5 and 7.4. With respect to an Award of Restricted Shares or RSU, the Participant may direct that any withholding of Federal, State and local taxes, domestic or foreign, resulting from vesting of such Award be accomplished in any manner set forth in Section 6.5. If the date of the vesting of any Award, other than an Option or SAR, held by Participant who is subject to the Company’s policy regarding trading of its Shares by its officers and directors and Shares (the “original vesting date”) is not within a “window period” applicable to the Participant, as determined by the Company in accordance with such policy, then withholding shall be at the applicable statutory withholding amount accomplished by one or more of the methods provided for in Section 6.5(a) or (f).

SECTION 16.
SUCCESSORS

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

SECTION 17.
MISCELLANEOUS

17.1. UNFUNDED PLAN. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or the obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

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17.2. AWARDS TO PARTICIPANTS OUTSIDE THE UNITED STATES. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside the U.S. in any manner deemed by the Committee to be necessary or appropriate in order that the Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the U.S.. Such authorization shall extend to and include establishing one or more separate sub-plans which include provisions not inconsistent with the Plan that comply with statutory or regulatory requirements imposed by the foreign country or countries in which the Participant resides. If determined advisable by the Committee, an Award may be modified under this Section in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified.

17.3. GENDER AND NUMBER; HEADINGS. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. Headings are included for the convenience of reference only and shall not be used in the interpretation or construction of any such provision contained in the Plan.

17.4. SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

17.5. REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. If at any time on or after the Effective Date, the Committee, in its discretion, shall determine that the requirements of any applicable law (including, without limitation U.S. federal or state securities laws) should fail to be met, no Shares issuable under Awards and no Options or SARs shall be exercisable until the Committee has determined that these requirements have again been met. The Committee may suspend the right to exercise an Option or SAR at any time when it determines that allowing the exercise and issuance of Shares would violate any federal or state securities or other laws, and may provide that any time periods to exercise the Option or SAR are extended during a period of suspension. With respect to “Insiders,” transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Each Award Agreement and each certificate representing securities granted pursuant to the Plan (including securities issuable pursuant to the terms of derivative securities) may bear such restrictive legend(s) as the Company deems necessary or advisable under applicable law, including federal and state securities laws. If the date of the vesting of any Award, other than an Option or SAR, held by Participant who is subject to the Company’s policy regarding trading of its Shares by its officers and directors and Shares (the “original vesting date”) is not within a “window period” applicable to the Participant, as determined by the Company in accordance with such policy, then the vesting of such Award shall not occur on such original vesting date and shall instead occur on the first day of the next “window period” applicable to the Participant pursuant to such policy.

17.6. ADDITIONAL RESTRICTIONS ON TRANSFERS. The Committee may impose such restrictions on any Shares acquired pursuant to an Award, including Restricted Shares, Performance Shares, or Shares received upon exercise of an Option or SAR or under an RSU, as it may deem advisable. Subject to the approval of the Board or the CEO, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by the Code and regulations issued thereunder, and provided that if an Option is an ISO such option may be deemed a non-statutory share option as a result of such transfer.

17.7. GOVERNING LAW. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the Cayman Islands without regard to conflicts of laws thereof.

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Exhibit E

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of [Date], between [Energem Corp.], a company incorporated as an exempted company under the laws of the Cayman Islands (the “Company”), and [Indemnitee] (“Indemnitee”).

WITNESSETH THAT:

WHEREAS, highly competent persons have become more reluctant to serve corporations as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities;

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s shareholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law and the Articles so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified; and

NOW, THEREFORE, in consideration of Indemnitee’s agreement to serve as a director or officer from and after the date hereof, the parties hereto agree as follows:

1. Indemnity of Indemnitee. The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent permitted by applicable law and the Articles (as hereinafter defined). In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(a) Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section l(a) if, by reason of his Corporate Status (as hereinafter defined), the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company. Pursuant to this Section 1(a), Indemnitee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him, or on his behalf, in connection with such Proceeding or any claim, issue or matter therein, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful, provided, however, no indemnification under this subsection shall be made in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudicated by final judgment by a court of competent jurisdiction to be liable to the Company for wilful neglect, wilful default or actual fraud in the performance of his/her duty to the Company.

(b) Proceedings by or in the Right of the Company. The Company shall indemnify the Indemnitee if the Indemnitee is a party to or threatened to be made a party to or is otherwise involved in any Proceeding by or in the right of the Company to procure a judgment in its favor against all Expenses which are actually and reasonably incurred by the Indemnitee in connection with such a Proceeding, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company; except that no indemnification under this subsection shall be made in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudicated by final judgment by a court of competent jurisdiction to be liable to the Company for wilful neglect, wilful default or actual fraud in the performance of his/her duty to the Company, unless and only to the extent that the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts which such court shall deem proper, in each case, to the maximum extent permitted by the Articles.

Signature Page To Indemnification Agreement

(c) Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by applicable law and the Articles against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

2. Additional Indemnity. In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, the Company shall and hereby does indemnify and hold harmless Indemnitee to the fullest extent permitted by applicable law and the Articles against all Expenses, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect thereof) actually and reasonably incurred by him or on his behalf if, by reason of his Corporate Status, he is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company to procure a judgement in its favor); provided, however, that (i) no indemnification against such Expenses, judgments, penalties, fines and amounts shall be made in respect of any claim, issue or matter in any such Proceeding as to which Indemnitee shall have been finally adjudged by a court of competent jurisdiction to be liable to the Company for wilful default, wilful neglect or actual fraud in the performance of his/ her duty to the Company, and (ii)that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 6 and 7 hereof) to be unlawful.

3. Contribution.

(a) To the fullest extent permissible under applicable law and the Articles, whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or Proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

[(b) Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which the Law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.]

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(c) To the fullest extent permissible under applicable law and the Articles, the Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

(d) To the fullest extent permissible under applicable law and the Articles, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

(e) The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

4. Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness, or is made (or asked to) respond to discovery requests, in any Proceeding to which Indemnitee is not a party or is threatened to be a party, he shall, to the fullest extent permissible under applicable law and the Articles, be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

5. Advancement of Expenses.

(a) Notwithstanding any other provision of this Agreement, and to the fullest extent not prohibited by applicable law and the Articles, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free. Advances shall include any and all reasonable Expenses incurred (or reasonably expected by Indemnitee to be incurred by Indemnitee within three months) pursuing an Enforcement Proceeding (as set term is defined in Section 7 below), including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. For the purposes of this paragraph, assume all references to a “Proceeding” in the definition of Expenses refer an Enforcement Proceeding). To the fullest extent permitted by applicable law, the Indemnitee shall not be required to reimburse the Company such amounts advanced until a final determination has been made with respect to Indemnitee’s entitlement to indemnification under any such Enforcement Proceeding pursuant to Section 6(d). This Section 5(a) shall not apply to any claim made by Indemnitee for which an indemnification, hold harmless or exoneration payment is excluded pursuant to Section 9, but shall apply to any Proceeding referenced in Section 9(b) prior to a final determination that Indemnitee is liable therefor.

(b) The Company will be entitled to participate in the Proceeding at its own expense.

(c) The Company shall not settle any action, claim or Proceeding (in whole or in part) which would impose any Expense, judgment, liability, fine, penalty or limitation on Indemnitee without Indemnitee’s prior written consent.

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6. Procedures and Presumptions for Determination of Entitlement to Indemnification. The parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:

(a) To obtain indemnification under this Agreement, Indemnitee shall submit to the Board of Directors a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. Notwithstanding the foregoing, any failure of Indemnitee to provide such a request to the Company, or to provide such a request in a timely fashion, shall not relieve the Company of any liability that it may have to Indemnitee unless, and to the extent that, such failure actually and materially prejudices the interests of the Company.

(b) Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the Board of Directors: (1) by a majority vote of the Disinterested Directors, even though less than a quorum, (2) by a committee of disinterested directors designated by a majority vote of the disinterested directors, even though less than a quorum, (3) if there are no disinterested directors or if the disinterested directors so direct, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee, or (4) if so directed by the Board of Directors, by the shareholders of the Company. For purposes hereof, disinterested directors are those members of the Board of Directors who are not parties to the action, suit or proceeding in respect of which indemnification is sought by Indemnitee.

(c) If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) hereof, the Independent Counsel shall be selected as provided in this Section 6(c). The Independent Counsel shall be selected by the Board of Directors. Indemnitee may, within 10 days after such written notice of selection shall have been given, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 13 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed.

(d) In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by Disinterested Directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(e) Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise (as hereinafter defined) in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 6(e) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

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(f) If the person, persons or entity empowered or selected under Section 6 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 6(g) shall not apply (i) if the determination of entitlement to indemnification is to be made by the shareholders pursuant to Section 6(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination, the Board of Directors or the Disinterested Directors, if appropriate, resolve to submit such determination to the shareholders for their consideration at an annual general meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) an extraordinary general meeting of shareholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat, or (ii) if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(c) of this Agreement

(g) If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board of Directors or shareholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(h) The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(i) The Company agrees to pay the reasonable fees and expenses of Independent Counsel and to fully indemnify and hold harmless such Independent Counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(j) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

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7. Remedies of Indemnitee.

(a) In the event that (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) of this Agreement within 30 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to this Agreement within ten (10) days after receipt by the Company of a written request therefor or (v) a contribution payment is not made in a timely manner pursuant to Section 3 of this Agreement, (vi) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement or (vii) payment to Indemnitee pursuant to any hold harmless or exoneration rights under this Agreement or otherwise is not made in accordance with this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the Cayman Islands, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification. Indemnitee shall commence such proceeding seeking an adjudication within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7(a). The Company shall not oppose Indemnitee’s right to seek any such adjudication. Alternatively, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Rules of the American Arbitration Association. Except as set forth herein, the Commercial Rules of the American Arbitration Association shall apply to any such arbitration. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration. Such adjudication or arbitration proceeding is referred to herein as “Enforcement Proceeding.”

(b) In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination under Section 6(b).

(c) If a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s misstatement not materially misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) In the event that Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of his rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay on his behalf, in advance, any and all expenses (of the types described in the definition of Expenses in Section 13 of this Agreement) actually and reasonably incurred by him in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.

(e) The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement. To the fullest extent permitted by law and the Articles, the Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefore) advance, to the extent not prohibited by law, such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, if, in the case of indemnification, Indemnitee is wholly successful on the underlying claims; if Indemnitee is not wholly successful on the underlying claims, then such indemnification shall be only to the extent Indemnitee is successful on such underlying claims or otherwise as permitted by applicable law and the Articles, whichever is greater.

(f) Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

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8. Non-Exclusivity; Survival of Rights; Insurance; Primacy of Indemnification; Subrogation.

(a) The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Articles, any agreement, a vote of shareholders, a resolution of directors or otherwise, of the Company. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (other than against the Fund Indemnitors), who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(e) The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

9. Exception to Right of Indemnification. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a) for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law;

(c) except as provided in Section 7(e) of this Agreement, in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board of Directors of the Company authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law; or

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(d) which results from his wilful default, wilful neglect or actual fraud or any other acts, omissions or transactions for which Indemnitee is prohibited from receiving indemnification under applicable law or the Articles.

10. Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an officer or director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue for five (5) years thereafter or, if longer, so long as Indemnitee shall be subject to any Proceeding (or any proceeding commenced under Section 7 hereof) by reason of his Corporate Status, whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.

11. Security. To the extent requested by Indemnitee and approved by the Board of Directors of the Company, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.

12. Enforcement.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve as an officer or director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer or director of the Company.

(b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

13. Definitions. For purposes of this Agreement:

(a) “Articles” means the memorandum and articles of the Company, as amended, restated or supplemented from time to time.

(b) “Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Company.

(c) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(d) “Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the express written request of the Company as a director, officer, employee, agent or fiduciary.

(e) “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

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(f) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(g) “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that Indemnitee is or was an officer or director of the Company, by reason of any action taken by him or of any inaction on his part while acting as an officer or director of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other Enterprise; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce his rights under this Agreement.

(h) “Enforcement Proceeding” shall mean adjudication or arbitration proceeding initiated by Indemnitee.

14. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee indemnification rights to the fullest extent permitted by applicable law and the Articles. In the event any provision hereof conflicts with any applicable law or the Articles, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

15. Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

16. Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.

17. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent:

(a)	To Indemnitee at the address set forth below Indemnitee’s signatre hereto.

(b)	To the Company at:

Graphjet Technology Sdn. Bhd. Unit No. L4-E-8, Enterprise 4 Technology Park Malaysia 5700 Bukit Jalil Kuala Lumpur, Malaysia

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

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18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

20. Interpretation. This Agreement shall be construed as a whole and in accordance with its fair meaning and any ambiguities shall not be construed for or against either party. The words “execution”, “signed”, and “signature” herein shall be deemed to include electronic signatures, including any electronic signatures as defined in the Electronic Transactions Act (Revised) (the “Electronic Signature Act”), or the keeping of records in electronic form including any electronic record, as defined in the Electronic Signature Act, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including without limitation the Electronic Signature Act; provided, however that sections 8 and 19(3) of the Electronic Signature Act shall not apply to this agreement or the execution or delivery thereof.

21. Governing Law and Consent to Jurisdiction. This Agreement shall be governed and interpreted in accordance with the laws of the Cayman Islands without regard to the conflict of laws principles thereof. Each of the parties to this Agreement irrevocably agrees that the courts of the Cayman Islands shall have nonexclusive jurisdiction to hear and determine any claim, suit, action or proceeding, and to settle any disputes, which may arise out of or are in any way related to or in connection with this Agreement, and, for such purposes, irrevocably submits to the non-exclusive jurisdiction of such courts.

SIGNATURE PAGE TO FOLLOW

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a deed on and as of the day and year first above written.

COMPANY

By:
Name:
Title:

INDEMNITEE

Name:

Address:

In the presence of:

Name:
Address:

Occupation:

Signature Page To Indemnification Agreement

Exhibit F

JOINDER AGREEMENT

TO

SHARE PURCHASE AGREEMENT

This JOINDER AGREEMENT (the “Joinder Agreement”) is made and entered into effective as of the date written below by the undersigned (the “Joining Party”) in accordance with and pursuant to that certain Share Purchase Agreement, dated as of August 1, 2022 (the “Share Purchase Agreement”) by and among Energem Corp., a Cayman Islands exempted company (“Purchaser”), Swee Guan Hoo, in the capacity as the representative from and after the Closing (as defined in the Share Purchase Agreement) for the shareholders of Purchaser (other than the Company Security Holders (as defined in the Share Purchase Agreement) as of immediately prior to the Closing and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), Graphjet Technology Sdn. Bhd., a Malaysian private limited company (the “Company”), the holders of Company Shares identified on Exhibit A-1 to the Share Purchase Agreement (the “Selling Shareholders”), and Lee Ping Wei, in the capacity as the representative for the Selling Shareholders (the “Shareholder Representative”).

WHEREAS, the Joining Party is acquiring Company Shares from a holder of Company Shares that is a party to the Share Purchase Agreement (the “Transferor”).

WHEREAS, as a condition to such transfer and at the effective time thereof, the Joining Party is required to become a party to the Share Purchase Agreement by executing and delivering this Joinder Agreement, whereupon such Joining Party will be treated as a party (with the same rights and obligations as the Transferor) for all purposes of the Share Purchase Agreement.

WHEREAS, capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Share Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

1. The Joining Party hereby acknowledges and agrees that, by its execution of this Joinder Agreement, the Joining Party (i) has received and read the Share Purchase Agreement, (ii) is acquiring the Company Shares in accordance with and subject to the terms and conditions of the Share Purchase Agreement, (iii) shall be treated as a “Selling Shareholder” under the Share Purchase Agreement, with the same rights and obligations for all purposes under the Share Purchase Agreement, and (iv) hereby accepts and agrees to be bound by, and subject to all of the terms and conditions of, the Share Purchase Agreement and all documents, agreements and instruments delivered thereunder and pursuant thereto (the “Ancillary Documents”), to which Transferor is a Party as a “Selling Shareholder”.

2. The execution and delivery hereof by the undersigned shall have the same force and effect as the execution and delivery of the Share Purchase Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Parties, the signature of the undersigned set forth below shall constitute a counterpart signature to the Share Purchase Agreement.

3. Any notice, demand or other communication under the Share Purchase Agreement to the undersigned Joining Party shall be given thereto at the address set forth on the signature page hereto in accordance with Section 12.1 of the Share Purchase Agreement.

4. This Joinder Agreement may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same instrument.

5. This Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

[Signature page follows.]

IN WITNESS WHEREOF, this Joinder Agreement has been duly executed and delivered by the parties effective as of the date written below.

Date:

“JOINING PARTY”

By:
Name:

Address for notices:

Email:

“TRANSFEROR”

By:
Name:

Acknowledged and agreed by:

“PURCHASER”
ENERGEM CORP.

By:
Name:
Title:

“COMPANY”
GRAPHJET TECHNOLOGY SDN. BHD.

By:
Name:
Title: